                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                           Maxwell Technologies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                           [MAXWELL TECHNOLOGIES LOGO]


                           MAXWELL TECHNOLOGIES, INC.
                               9275 SKY PARK COURT
                               SAN DIEGO, CA 92123

                                -----------------

                NOTICE OF THE 1997 ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON JANUARY 28, 1998

                                -----------------

To the Shareholders of
Maxwell Technologies, Inc.

     The 1997 Annual Meeting of Shareholders of Maxwell Technologies, Inc., a Delaware corporation (the "Company"), will be held on January 28, 1998 at 10:00 A.M., local time, at the La Jolla Marriott, 4240 La Jolla Village Drive, La Jolla, California, for the following purposes, all as more fully set forth in the accompanying Proxy Statement:

     1. To elect two directors of the Company of Class II, to serve until the fiscal year 2000 annual meeting of shareholders and until their successors shall have been duly elected and qualified.

     2. To consider and approve an amendment to the Company's 1995 Stock Option Plan to increase the maximum number of shares reserved for options thereunder by 750,000 shares and to effect certain other changes in the Plan.

     3. To consider and approve an amendment to the Company's Restated Certificate of Incorporation increasing the authorized number of shares of common stock, $.10 par value, to 40 million.

     4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on December 3, 1997 as the record date for determining shareholders entitled to notice of and to vote at the meeting and any adjournment or adjournments thereof.

                                        By Order of the Board of Directors,


                                        Donald M. Roberts
                                        Secretary

Dated:  December __, 1997

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

                           MAXWELL TECHNOLOGIES, INC.

                               9275 SKY PARK COURT
                           SAN DIEGO, CALIFORNIA 92123

                                -----------------

                   PROXY STATEMENT FOR THE 1997 ANNUAL MEETING
                 OF SHAREHOLDERS TO BE HELD ON JANUARY 28, 1998

                                -----------------

                               GENERAL INFORMATION

     This Proxy Statement is being mailed on or about December __, 1997 to the shareholders of Maxwell Technologies, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of the Company to be used at the 1997 Annual Meeting of the Shareholders of the Company to be held on January 28, 1998 (the "Meeting") and any adjournment or adjournments thereof. Any proxy given may be revoked at any time prior to the exercise of the powers conferred by it by filing with the Secretary of the Company a written notice signed by the shareholder revoking such proxy or a duly executed proxy bearing a later date. In addition, the powers conferred by such proxy may be suspended if the person executing the proxy is present at the meeting and elects to vote in person. All shares represented by each properly executed and unrevoked proxy received in time for the Meeting will be voted (unless otherwise indicated thereon) in the manner specified therein at the Meeting and any adjournment or adjournments thereof.

     The Company will pay the expenses of soliciting proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares. In addition to the use of the mails, some of the Company's directors, officers and regular employees, without extra compensation, may solicit proxies by telephone, personal interview, or other means.

     A Summary Annual Report of the Company for the fiscal year ended July 31, 1997 ("fiscal 1997") is being mailed to shareholders concurrently with the mailing of this Notice of Annual Meeting and Proxy Statement. The Summary Annual Report contains, among other things, summary financial information regarding the Company and a discussion of developments in the Company's business during fiscal 1997. In addition, there is included as an Appendix to this Proxy Statement complete financial statements of the Company for fiscal 1997 together with the report of the Company's independent auditors thereon. The Appendix also contains certain additional financial and related information regarding the Company.

                                  VOTING RIGHTS

     The close of business on December 3, 1997 (the "Record Date") has been fixed by the Board of Directors as the record date for determining shareholders entitled to notice of and to vote at the Meeting and any adjournment or adjournments thereof. On the Record Date, there were outstanding ________ shares of the Company's Common Stock, $.10 par value ("Common Stock"), all of one class and all of which are entitled to be voted at the Meeting. Holders of such issued and outstanding shares of Common Stock are entitled to one vote for each share held by them.

     A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in the tabulation of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT


     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person (or group of affiliated persons) known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each director and nominee for director of the Company, (iii) the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company, and
(iv) all directors and executive officers of the Company as a group. Information for the officers and directors is as of September 30, 1997, and information for the institutions shown in the table is as of the most recent date such information has been provided or is available to the Company. The address for each individual is 9275 Sky Park Court, San Diego, CA 92123.

                                                            SHARES OF COMMON
                                                           STOCK BENEFICIALLY
                                                             OWNED (1)(2)(3)
                    NAME AND ADDRESS OF                   --------------------
                     BENEFICIAL OWNER                     NUMBER       PERCENT
                     ----------------                     ------       -------
              FMR Corp. (4)....................           637,400       10.3%
                82 Devonshire Street
                Boston, Massachusetts 02109
              Dimensional Fund Advisors, Inc.(5)          358,020        5.8
                1299 Ocean Avenue, 11th Floor
                Santa Monica, California 90401
              The TCW Group, Inc. (6)..........           352,176        5.7
                865 South Figueroa Street
                Los Angeles, California  90017
              Kenneth F. Potashner (7).........           228,109        3.7
              Gregg L. McKee...................            13,000         *
              Walter P. Robertson..............            18,100         *
              Thomas L. Horgan.................            20,200         *
              Donald M. Roberts................            13,281         *
              Lewis J. Colby, Jr...............            33,830         *
              Thomas B. Hayward................            19,334         *
              Alan C. Kolb (7).................           194,496        3.2
              Mark Rossi.......................               -0-
              Karl M. Samuelian................            22,174         *
              Donn A. Starry...................            16,181         *
              All directors and executive officers as
              a group (15 persons).............           619,882        9.7

----------

 *   Less than one percent.

(1) Information with respect to beneficial ownership is based on information furnished to the Company by each shareholder included in the table or included in filings with the Securities and Exchange Commission. The Company understands that each individual person has sole voting and investment power for shares beneficially owned by him, subject to community property laws where applicable.

(2) Shares of Common Stock subject to options which are currently exercisable or exercisable within 60 days of September 30, 1997, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Percentage of ownership is based on 6,163,151 shares of Common Stock outstanding on September 30, 1997. On November 14, 1997, the Company completed a follow-on public offering of Common Stock in which 1,500,000 shares were issued. The percentages on the table do not reflect these additional outstanding shares.

(3) Shares of Common Stock beneficially owned prior to the offering include options exercisable within 60 days of September 30, 1997 to purchase 40,149 shares granted to Mr. Potashner, 13,000 shares granted to Mr. McKee, 18,000 shares granted to Mr. Robertson, 18,000 shares granted to Mr. Horgan, 11,000 shares granted to Mr. Roberts, 19,334 shares granted to Dr. Colby, 19,334 shares granted to Adm. Hayward, 19,334 shares granted to Mr. Samuelian, and 13,028 shares granted to Gen. Starry, respectively, and options to purchase 205,729 shares granted to all directors and officers as a group.

(4) As reported in its October 31, 1997, Schedule 13G. FMR Corp. has sole voting power over 51,200 of such shares, shared voting power over none of such shares, and sole dispositive power over all 637,400 such shares.

(5) Dimensional Fund Advisors, Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 358,020 shares of the Company's Common Stock as of June 30, 1997, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in a series of the DFA Investment Trust Company, a Delaware Business Trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors, Inc. serves as investment manager. Dimensional disclaims beneficial ownership of all such shares. Dimensional has sole dispositive power over all of such 358,020 shares and sole voting power over 257,938 of such shares. Persons who are officers of Dimensional Fund Advisors, Inc. also serve as officers of DFA Investment Dimensions Group Inc. (the "Fund") and the DFA Investment Trust Company (the "Trust"), each an open-end management investment company registered under the Investment Company Act of 1940. In their capacity as officers of the Fund and the Trust, these persons vote 58,892 additional shares which are owned by the Fund and 41,190 shares which are owned by the Trust (both included in sole dispositive power above).

(6) Based on information provided to the Company on October 30, 1997. The TCW Group Inc. has sole voting and dispositive power over all of such shares.

(7) Dr. Kolb and Mr. Potashner sold 50,000 shares and 25,000 shares, respectively, as a part of the Company's follow-on public offering of Common Stock completed on November 14, 1997.

                              ELECTION OF DIRECTORS

     The Board of Directors of the Company is divided into three classes, with the terms of office of each class ending in successive years. The terms of the directors currently serving in Class II expire with this Annual Meeting of Shareholders. The directors in Class III and Class I will continue in office until their terms expire at the 1998 and 1999 Annual Meeting of Shareholders, respectively. Each director elected in Class II at the Meeting will hold office for a term expiring at the 2000 Annual Meeting of Shareholders and until his successor is duly elected and qualified.

     Holders of Common Stock are entitled to cast one vote for each share held for each of two nominees for director in Class II. The two nominees receiving the greatest number of votes will be elected directors of the Company in Class
II. It is intended that the shares represented by the enclosed proxy will be voted, unless otherwise instructed, for the election of the two nominees named below. While the Company has no reason to believe that either of the nominees will be unable to stand for election as a director, it is intended that if such an event should occur, such shares will be voted for the other nominee and for such substitute nominee as may be selected by the Board of Directors.

     Set forth below is certain information regarding the nominees for director and the other directors of the Company who will continue in office for terms extending beyond the Meeting.

                       NOMINEES FOR ELECTION AS DIRECTORS

                                             PERIOD SERVED AS A DIRECTOR,
                                           POSITIONS AND OTHER RELATIONSHIPS
                                            WITH THE COMPANY, AND BUSINESS
     NAME AND AGE                                     EXPERIENCE
     ------------                          ---------------------------------
Lewis J. Colby, Jr., 63                 Dr. Colby has been a director of the
(Class II)                              Company since December, 1983. He was a
                                        Senior Vice President-Technology of
                                        Allied-Signal, Inc. from 1985 until his
                                        retirement on January 1, 1989 and held
                                        the same position with Allied
                                        Corporation from 1981 to 1985.

Mark Rossi, 41                          Mr. Rossi was appointed a director of
(Class II)                              the Company in November, 1997. Mr. Rossi
                                        is a Senior Managing Director of
                                        Cornerstone Equity Investors, L.L.C., a
                                        New York-based private equity firm with
                                        assets under management in excess of $1
                                        billion. Prior to the formation of
                                        Cornerstone Equity Investors in 1996,
                                        Mr. Rossi was President of Prudential
                                        Equity Investors, Inc. Mr. Rossi's
                                        industry focus is on technology-related
                                        and consumer products companies. He is a
                                        member of the Board of Directors of
                                        International Manufacturing Services,
                                        Inc. and StorMedia, Inc. as well as
                                        several privately-held companies.

                         DIRECTORS CONTINUING IN OFFICE

                                             PERIOD SERVED AS A DIRECTOR,
                                           POSITIONS AND OTHER RELATIONSHIPS
                                            WITH THE COMPANY, AND BUSINESS
     NAME AND AGE                                     EXPERIENCE
     ------------                          ---------------------------------
Karl M. Samuelian, 65                   Mr. Samuelian has been a director of the
(Class III)                             Company since 1967 and served as
                                        Secretary from that time until June,
                                        1996. From 1978 to June, 1980, he also
                                        held the office of Chairman of the Board
                                        of the Company. For more than five
                                        years, Mr. Samuelian has been a
                                        shareholder in the law firm of Parker,
                                        Milliken, Clark, O'Hara & Samuelian, A
                                        Professional Corporation, and a partner
                                        in the predecessor law partnership.

                                             PERIOD SERVED AS A DIRECTOR,
                                           POSITIONS AND OTHER RELATIONSHIPS
                                            WITH THE COMPANY, AND BUSINESS
     NAME AND AGE                                     EXPERIENCE
     ------------                          ---------------------------------
Thomas B. Hayward, 73                   Thomas B. Hayward, U.S. Navy (Retired),
(Class III)                             is President of Thomas B. Hayward
                                        Associates, Inc., an executive
                                        consulting firm. Admiral Hayward served
                                        as the Chief of Naval Operations of the
                                        United States Navy from 1978 until his
                                        retirement from active service with the
                                        Navy in July, 1982. He was appointed a
                                        director of the Company in October,
                                        1987.

Alan C. Kolb, 68                        Dr. Kolb has been a director of the
(Class III)                             Company since 1970. He also served as a
                                        director from July, 1965 to October,
                                        1967. Dr. Kolb served as Chief Executive
                                        Officer of the Company from 1970 to
                                        1996. He was President of the Company
                                        from 1970 until 1980 and again from 1992
                                        until 1996. From 1980 to 1995 Dr. Kolb
                                        served as Chairman of the Board. Dr.
                                        Kolb stepped down from his positions as
                                        President and Chief Executive Officer in
                                        April, 1996, and continues with the
                                        Company as a consultant.

Kenneth F. Potashner, 40                Mr. Potashner has served Maxwell as
(Class I)                               President, Chief Executive Officer,
                                        Chief Operating Officer, and director
                                        since joining the Company in April of
                                        1996, and was appointed Chairman in
                                        April, 1997. From 1991 through 1994 he
                                        was Vice President, Product Engineering,
                                        for Quantum Corporation. From 1994 to
                                        April of 1996, he served as Executive
                                        Vice President, Operations, of Conner
                                        Peripherals.

Thomas L. Horgan, 38                    Mr. Horgan joined the Company in June
(Class I)                               1996 as Vice President, Business
                                        Development and was elected a director
                                        in January of 1997. From 1995 until
                                        joining Maxwell, he was Vice President,
                                        Customer Service, for Conner Peripherals
                                        and from 1993 to 1995 served as
                                        Director, Customer Service for Quantum
                                        Corporation. From 1991 to 1993, Mr.
                                        Horgan served as European Information
                                        Security Center Manager for Digital
                                        Equipment Corporation

BOARD OF DIRECTORS MEETINGS AND COMMITTEES

     The Board of Directors of the Company held a total of nine regular and special meetings during fiscal 1997. All directors continuing in office attended more than 75% of the aggregate of (a) the total number of meetings of the Board of Directors and (b) the total number of meetings of all committees of the Board on which he served.

     The Board of Directors has an Audit Committee, the function of which is to assist the full Board in fulfilling its responsibilities with respect to corporate accounting, auditing and reporting practices. In performing such function, the Audit Committee maintains a direct line of communication with the Company's independent auditors. This committee held two meetings during fiscal 1997. Its current members who are continuing, or nominated to continue, in office are Messrs. Hayward, Colby, Kolb and Samuelian.

     The Board also has a Compensation Committee which authorizes and reviews officers' compensation. This committee held three meetings during fiscal 1997, and its current members who are continuing, or nominated to continue, in office are Messrs. Samuelian, Hayward, and Colby.

     The Board also has an Executive Committee empowered to act on behalf of the Board in appropriate circumstances. The current members of the Executive Committee who are continuing in office are Messrs. Potashner and Hayward. The Board has no separately designated Nominating Committee.

COMPENSATION OF DIRECTORS

     Each director of the Company (other than Mr. Potashner and Mr. Horgan who receive no compensation other than that received as officers of the Company) receives compensation of $2,268 per quarter and $810 per Board and Committee meeting attended ($405 per Board or Committee telephonic meeting in which such director participates).

     Alan C. Kolb, a director and formerly the Chief Executive Officer of the Company, is performing consulting services for the Company. Under the consulting agreement, Dr. Kolb has agreed to consult with the Company for a substantial portion of his time and is paid $10,000 per month, with a bonus opportunity of up to 100% of such monthly fee at the discretion of the Company's Chief Executive Officer. The consulting agreement has a three-year term ending July 31, 1999, and its scope and the fees provided therein are subject to periodic reviews by the Chief Executive Officer. During fiscal 1997, Dr. Kolb received a total of $165,000 in consulting fees, including bonuses.

     The Company maintains the Maxwell Technologies, Inc. Director Stock Option Plan (the "Director Option Plan") which authorizes the granting of ten-year options to purchase an aggregate of 264,600 shares of the Company's Common Stock to non-employee directors of the Company during the ten-year term of the Director Option Plan which expires in 1999. Under the Director Option Plan, each eligible director automatically receives options to purchase 6,000 shares of Company Common Stock on the first business day following such director's initial Annual Shareholders' Meeting of the Company, and options to purchase 2,000 shares following subsequent Annual Shareholders' Meetings. The option price per share is the fair market value based on the public trading price of such shares on the date of grant. Options granted to directors vest in full on the first anniversary of the date of grant.

     The Company maintains the Maxwell Technologies, Inc. 1994 Director Stock Purchase Plan (the "Director Purchase Plan"), under which directors, other than those who are full-time employees of the Company, have the opportunity to purchase directly from the Company shares of Common Stock at 100% of the public trading price of the shares. An aggregate of 100,000 shares have been authorized for purchase by directors under the plan. The Director Purchase Plan authorizes purchases by eligible directors from and after January 1, 1995, the effective date of the plan, until the earlier of ten years thereafter or the issuance of all shares authorized for purchase.

                PROPOSAL TO APPROVE AN AMENDMENT TO THE COMPANY'S
                             1995 STOCK OPTION PLAN

     The Board of Directors has adopted, subject to shareholder approval, an amendment to the Maxwell Technologies, Inc. 1995 Stock Option Plan (the "1995 Plan") which authorizes an increase of 750,000 shares in the number of shares of the Company's Common Stock authorized for the granting of options to purchase such shares to key employees of the Company and its subsidiaries, including officers and directors who are also employees. After this amendment, the maximum number of shares authorized under the 1995 Plan for grant of options is 1,550,000. Under the proposed amendment, the maximum number of options to purchase shares of Common Stock that may be granted to any one eligible individual is the total number of shares authorized for grant of options under the Plan. However, the Committee has in the past and plans to continue in the future to spread available options among key employees both at the corporate level and at the Company's operating units.

     The Board of Directors of the Company believes that the Company's ability to grant stock options to key employees assists the Company in attracting and retaining key employees by affording them an opportunity to acquire a proprietary interest in the Company. In particular, the Company, during fiscal years 1996 and 1997, underwent a significant change in senior management, including a new chief executive officer and several new corporate officers and operating unit presidents, as well as new key employees in positions critical to the commercialization of the Company's products and technologies. Many of these individuals joined the Company from prior employers which were larger and paid greater cash compensation than the Company. The Board believes that the Company's ability to offer equity incentives is crucial to its ability to attract and retain such individuals.

     On November 13, 1997, the date on which the Board of Directors adopted the proposed amendment, only 60,300 shares remained available for grant under the 1995 Plan. On that date the Board amended the Plan, subject to shareholder approval, to add 750,000 shares authorized for the grant of options.

TERMS AND CONDITIONS OF THE PLAN

     The 1995 Plan authorizes the granting to key employees during the period commencing on October 24, 1995, the date of adoption of the 1995 Plan by the Board of Directors of the Company, and concluding on the tenth anniversary thereof, of stock options to purchase shares of the Company's Common Stock. Prior to the proposed amendment, the maximum number of shares available for options granted under the 1995 Plan was 800,000 shares. The 1995 Plan provides the flexibility for the grant of options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and options which do not so qualify, referred to as "non-qualified stock options."

     The 1995 Plan is administered by the Board of Directors of the Company or, at the discretion of the Board, by a Stock Option Committee appointed by the Board (the "Committee"). The Board of Directors of the Company has delegated the authority to administer the 1995 Plan to such a Committee. Subject to the provisions of the 1995 Plan, the Committee has the authority to determine the employees to whom and the times at which options are granted, the price and terms of and the number of shares covered by each option, and whether it is intended to be an incentive stock option or a non-qualified stock option.

     The number of shares subject to incentive stock options which may become exercisable by any one individual for any calendar year is limited to a dollar value of $100,000 (measured by the fair market value of the shares on the date of grant). Any options becoming exercisable in excess of such limit in any calendar year will be non-qualified stock options.

     The purchase price of shares with respect to which an option is granted under the 1995 Plan and the terms covering payment of such purchase price are determined by the Committee in its sole discretion, but such price may not be less than 100% of the fair market value of the shares on the date the option is granted, as such fair market value is determined in good faith. In the event, however, that an incentive stock option is granted to an employee who, at the time the option is granted, owns stock representing more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary, the purchase price of shares with respect to which such option is granted must be at least 110% of the fair market value of the shares on the date of grant.

     Options granted under the 1995 Plan are exercisable in such increments and at such times as the Committee shall specify, provided that no incentive stock option may be exercised after the expiration of ten years from the date of grant, or five years from the date of grant with respect to options granted to an employee who owns more than 10% of the outstanding shares of the Company's stock. No non-qualified stock option may be exercised more than eleven years after the date of grant. Shares covered by the unexercised portion of any terminated or expired option may again be the subject of further options under the 1995 Plan.

     Upon any exercise of an option granted under the 1995 Plan, the purchase price of the shares purchased upon such exercise shall be paid in full (i) in cash, (ii) by delivery to the Company of shares of its Common Stock having a fair market value equal to the purchase price or (iii) by a combination of cash and stock. The fair market value of shares of the Company's Common Stock delivered in full or partial payment of the exercise price of an option will be determined by the Committee as of the date of exercise in the same manner by which the fair market value of shares of the Company's Common Stock is determined on the date of grant of an option.

     The Company will receive no consideration upon the grant of any option under the 1995 Plan. Cash proceeds received by the Company from the sale of Common Stock pursuant to the exercise of options granted under the 1995 Plan will constitute general funds of the Company which may be used for general corporate purposes.

     Under the 1995 Plan, if an optionee's employment with the Company is terminated for any reason, the number of shares purchasable under any option granted thereunder held by such optionee is limited to the number of shares which are purchasable by him at the date of such termination. If termination of employment occurs for any reason other than such optionee's death, the option will expire unless exercised by him within sixty days after the date of such termination. If termination of employment occurs by reason of death, the option will expire unless exercised by the optionee's successor within one year after the date of death.

     Options granted under the 1995 Plan are exercisable only by the optionee during his lifetime and are not transferable except by will or the laws of descent and distribution.

     In the event of any change in the Common Stock by reason of recapitalization, reclassification, stock split, combination of shares, stock dividend, or like capital adjustment, the 1995 Plan provides that the Board of Directors shall make appropriate adjustments in the aggregate number, class and kind of shares available for option grants under the 1995 Plan or subject to outstanding options thereunder and also make appropriate adjustments in the per share exercise price of outstanding options.

     In the event of the merger, consolidation or other reorganization of the Company, or in the event of any dissolution or liquidation of the Company, the 1995 Plan provides that the Board of Directors shall elect either to (i) appropriately adjust the number, class, kind and exercise price of shares subject to all outstanding options thereunder and shares which may become subject to options granted thereafter, or (ii) terminate the 1995 Plan and any options theretofore granted thereunder, subject to the right of optionees under the 1995 Plan to exercise, in whole or in part (including the portions of options which may not otherwise have been exercisable due to any insufficient passage of time), their options during a period of not less than thirty days following notification by the Company of the event causing such termination.

     The 1995 Plan may be amended, suspended or terminated by the Board of Directors of the Company at any time, except that no amendment, suspension or termination may affect, without his consent, any right or obligation of an optionee under an option theretofore granted to him, and except that no amendment made without shareholder approval shall (i) increase the maximum number of shares for which options may be granted (except pursuant to adjustments of the types described above), (ii) change the provisions relating to the expiration dates of options, (iii) change the provisions relating to the establishment of the option price (except pursuant to adjustments of the types described above), or (iv) change the expiration date of Plan. No options may be granted under the 1995 Plan after its termination on October 24, 2005.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. No federal income tax consequences result from the grant of an incentive stock option, and generally the exercise of an incentive stock option will not result in the recognition of income by an optionee. If an optionee satisfies certain holding period requirements for shares acquired upon the exercise of an incentive stock option, the full amount of his gain upon the sale of such shares (measured by the difference between the amount of his proceeds of sale less the exercise price) will normally be treated as long-term capital gain. The Company will not be entitled to any deduction under such circumstances.

     Non-Qualified Options. No federal income tax consequences result from the grant of a non-qualified stock option. Generally, an optionee will recognize ordinary income upon exercise of a non-qualified stock option in an amount equal to the difference between the fair market value on the date of exercise of the shares acquired upon exercise of the option and the aggregate exercise price for such shares. The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by an optionee as a result of the exercise of a non-qualified stock option.

     The preceding discussion under the heading "Federal Income Tax Consequences" is based on federal tax laws and regulations as in effect on the date of this Proxy Statement and does not purport to be a complete description of the federal income tax aspects of the 1995 Plan.

VOTE REQUIRED FOR APPROVAL

     Approval of the proposed amendment to the 1995 Plan by the shareholders of the Company will require the affirmative vote of a majority of the shares of Common Stock present and represented at the Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT TO THE COMPANY'S 1995 STOCK OPTION PLAN.

                  PROPOSAL TO INCREASE AUTHORIZED COMMON STOCK

     The Board of Directors has determined that it is advisable to increase the Company's authorized Common Stock from 20,000,000 shares to 40,000,000 shares, and has voted to recommend that the shareholders adopt an amendment to the Company's Restated Certificate of Incorporation effecting the proposed increase.

     As of November 26, 1997, 7,770,345 shares of Common Stock were issued and outstanding, 1,039,170 shares were reserved for options under the Company's employee stock option plans and an additional 500,105 shares were reserved for issuance under the Company's director stock option plan and the director and employee stock purchase plans. Accordingly, a total of 10,690,380 shares of Common Stock were available for future issuance.

     The Board of Directors believes that it is in the best interest of the Corporation to have sufficient additional authorized but unissued shares of Common Stock available in order to provide flexibility for corporate action in the future. In particular, the Board continues to monitor the liquidity of the Company's shares due to the relatively low number of shares in the public trading market. Consideration may be given to effecting a stock split which, depending on the magnitude of the split, may require the use of the bulk of the remaining authorized but unissued shares. Management believes that the availability of additional authorized shares for issuance from time to time in the Board of Directors' discretion in connection with a variety of possible corporate actions beyond a potential stock split or stock dividend, such as possible acquisitions of other companies, future financings, and investment opportunities, is desirable in order to avoid repeated separate amendments to the Company's Restated Certificate of Incorporation and the delay and expense incurred in soliciting consents or holding special meetings of the Stockholders to approve such amendments. The Company is aggressively pursuing commercial opportunities in several of its business areas, and the availability of authorized but unissued shares is an important element in the Company's ability to pursue those opportunities.

     The Board of Directors has no present understandings or agreements, nor has it taken any formal action, to issue currently authorized shares or the additional shares to be authorized, except pursuant to the Company's existing stock option and incentive stock based plans. The Board of Directors, however, believes that the currently available unissued shares do not provide sufficient flexibility for corporate action in the future and that opportunities which may occur requiring such flexibility may also require prompt action, leaving no time to seek shareholder approval in such instances.

     No further authorization by vote of the Shareholders will be solicited for the issuance of the additional shares of Common Stock proposed to be authorized, except as might be required by law, regulatory authorities or rules of the NASDAQ stock market or any stock exchange on which the Company's shares may then be listed. Shares of Common Stock could be issued in one or more transactions. The issuance of additional shares of Common Stock could have the effect of diluting existing shareholder earnings per share, book value per share and voting power. The Shareholders of the Corporation do not have any preemptive or other rights to purchase or subscribe for any part of any new or additional issuance of the Company's securities.

VOTE REQUIRED FOR APPROVAL

     Approval of the proposed amendment authorizing the increase in the number of shares of Common Stock will require the affirmative vote of a majority of the shares of Common Stock present and represented at the Meeting.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE PROPOSED AMENDMENT AUTHORIZING THE INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK.


                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     The following table sets forth certain summary information concerning the compensation earned by the Company's Chief Executive Officer and its four other most highly compensated executive officers (the "Named Executive Officers") whose total salary and bonus for fiscal 1997 exceeded $100,000, for services rendered to the Company and its subsidiaries in all capacities during that fiscal year. No executive who would otherwise have been includable in such table on the basis of salary and bonus earned for fiscal 1997 has resigned or otherwise terminated employment during fiscal 1997.

SUMMARY COMPENSATION TABLE


                                                                            LONG-TERM COMPENSATION
                                                                        -------------------------------
                                           ANNUAL COMPENSATION(1)                        STOCK OPTION
                                      --------------------------------    RESTRICTED       GRANTS(4)        ALL OTHER
   NAME AND POSITION          YEAR     SALARY      BONUS      OTHER(2)  STOCK AWARD(3)  (NO. OF SHARES)  COMPENSATION(5)
   -----------------          ----    --------    --------    --------  --------------  ---------------  ---------------
Kenneth F. Potashner (6)      1997    $400,004    $400,000     $2,850      $190,000          50,000         $361,031
   Chairman,                  1996      93,847     100,000        -0-       645,105         177,960           44,000
   Chief Executive
   Officer, President,
   Chief Operating
   Officer, Director

Thomas L. Horgan (6)          1997     180,083      81,630        -0-           -0-           9,000           19,254
   Vice President,            1996      19,615         -0-        -0-           -0-          60,000              -0-
   Director

Gregg L. McKee. (6)           1997     167,990      82,617        -0-           -0-          10,000           49,863
   Vice President             1996         -0-         -0-        -0-           -0-          60,000              -0-

Walter P. Robertson (6)       1997     165,713      69,228        -0-           -0-          69,000              -0-
   Vice President

Donald M. Roberts             1997     158,111      78,606      4,671           -0-           8,000              -0-
   General Counsel &          1996     150,010         -0-        346           -0-          10,000              -0-
   Secretary                  1995     150,010         -0-        -0-           -0-             -0-              -0-

----------

(1) Amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers under the Company's Savings Plan.

(2) Amounts in this column consist of matching contributions made by the Company under its Savings Plan. They do not include the dollar value of certain perquisites and other personal benefits, securities or property the recipient received as personal benefits. Although such amounts cannot be determined precisely, the Company has concluded that the aggregate amount thereof does not exceed as to any of the named individuals the lesser of $50,000 and 10% of the total salary and bonus paid to such individual for fiscal 1997.

(3) Mr. Potashner was awarded 10,000 shares of restricted stock in fiscal 1997 and 177,960 shares of restricted stock in fiscal 1996, which restricted shares vest 25% one year after grant and each month thereafter an additional 1/48 of the total number of shares granted become vested. Mr. Potashner has full voting power and dividend rights with respect to all of the restricted stock. At July 31, 1997, the aggregate value of such restricted stock based on the closing price of the Company's Common Stock on that date was $4,370,000.

(4) Options shown in this column are options to purchase shares of Common Stock of Maxwell Technologies, Inc. granted under the Company's 1995 Stock Option Plan. Each individual in the table also received options in fiscal 1997 to purchase common stock in each of the Company's principal operating subsidiaries: Maxwell Energy Products, Inc., PurePulse Technologies, Inc., I-Bus, Inc., Maxwell Federal Division, Inc., and Maxwell Information Systems, Inc. See the following table under the heading "Option Grants in Last Fiscal Year" for the specific number of shares included in option grants by each such subsidiary for each individual. In addition, Mr. Potashner received options in fiscal 1996 to purchase 150,000 shares of PurePulse Technologies, Inc. common stock.

(5) Represents amounts paid to Mr. Potashner in fiscal 1996 for consulting activities and in fiscal 1997 for relocation expenses including certain carrying and sale-related costs for his former residence, and related tax offset payments. Represents amounts paid to Mr. Horgan and Mr. McKee in fiscal 1997 as reimbursement of relocation expenses (including reimbursement of brokerage commissions on the sale of a residence).

(6) Mr. Potashner and Mr. Horgan were hired as executive officers in fiscal 1996. Mr. McKee and Mr. Robertson were hired as executive officers in fiscal 1997.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows information on grants of stock options pursuant to the Company's 1995 Stock Option Plan, the 1994 Stock Option Plan of the Company's subsidiary, PurePulse Technologies, Inc. and the 1996 Stock Option Plans of the Company's other principal operating subsidiaries, Maxwell Energy Products, Inc., I-Bus, Inc., Maxwell Federal Division, Inc. and Maxwell Information Systems, Inc., to the Named Executive Officers. Pursuant to Securities and Exchange Commission rules, the table also shows the value of the options at the end of the five and ten year option terms if the stock price were to appreciate annually by 5% and 10%, respectively. These assumed values may not reflect actual value at the times indicated.

                                                                                    POTENTIAL REALIZABLE
                                                                                      VALUE AT ASSUMED
                                                                                      ANNUAL RATES OF
                                       PERCENTAGE OF                                    STOCK PRICE
                                       TOTAL OPTIONS                                  APPRECIATION FOR
                                         GRANTED TO    EXERCISE                         OPTION TERM
                          OPTIONS       EMPLOYEES IN    PRICE      EXPIRATION     -------------------------
  NAME AND ENTITY        GRANTED(1)      FY 1997(2)   (PER SHARE)    DATE            5%             10%
  ---------------        ----------    -------------  -----------  ----------     --------       ----------
Kenneth F. Potashner
  Company                  50,000          13.38%       $19.50      7/22/07       $613,170       $1,553,900
  Energy Products         100,000          13.65          1.16      11/7/06         72,950          184,870
  PurePulse                   -0-            -0-           -0-           --            -0-              -0-
  I-Bus                   100,000          15.17          1.15      11/7/06         72,320          183,280
  Federal                 100,000          14.15          1.45      11/7/06         91,190          231,090
  Information Systems     100,000          13.34           .26      11/7/06         16,350           41,440

Thomas L. Horgan
  Company                   9,000           2.41%       $19.50      7/22/02       $ 48,490       $  107,140
  Energy Products          37,500           5.12          1.16      11/7/06         27,360           69,330
  PurePulse                33,750          10.15           .65      8/7/06          13,800           34,960
  I-Bus                    37,500           5.69          1.15      11/7/06         27,120           68,730
  Federal                  37,500           5.31          1.45      11/7/06         34,200           86,660
  Information Systems      37,500           5.00           .26      11/7/06          6,130           15,540

Gregg L. McKee
  Company                  10,000           2.68%       $19.50      7/22/02       $ 53,870       $  119,050
  Energy Products         125,000          17.06          1.16      11/7/06         91,190          231,090
  PurePulse                22,500           6.77           .65       8/7/06          9,200           23,310
  I-Bus                    25,000           3.79          1.15      11/7/06         18,080           45,820
  Federal                  25,000           3.54          1.45      11/7/06         22,800           57,770
  Information Systems      25,000           3.33           .26      11/7/06          4,090           10,360

Walter P. Robertson
  Company                   9,000           2.41%       $19.50      7/22/02       $ 48,490       $  107,140
                           60,000          16.06          6.88       8/1/01        114,050          252,020
  Energy Products          25,000           3.41          1.16      11/7/06         18,240           46,220
  PurePulse                22,500           6.77           .65       8/7/06          9,200           23,310
  I-Bus                    25,000           3.79          1.15      11/7/06         18,080           45,820
  Federal                 100,000          14.15          1.45      11/7/06         91,190          231,090
  Information Systems      25,000           3.33           .26      11/7/06          4,090           10,360

Donald M. Roberts
  Company                   8,000           2.14%       $19.50      7/22/02       $ 43,100       $   95,240
  Energy Products          37,500           5.12          1.16      11/7/06         27,360           69,330
  PurePulse                33,750          10.15           .65       8/7/06         13,800           34,960
  I-Bus                    37,500           5.69          1.15      11/7/06         27,120           68,730
  Federal                  37,500           5.31          1.45      11/7/06         34,200           86,660
  Information Systems      37,500           5.00           .26      11/7/06          6,130           15,540

----------

(1) These options are either incentive stock options or non-qualified stock options and were granted at a purchase price equal to the fair market value of the underlying common stock at the date of grant. The fair market value of the Company's Common Stock was based on the trading price of such stock on the date of grant, and the fair market value of the common stock of the subsidiaries was based on independent outside appraisals. The term of all options covering shares of common stock of the Company's subsidiaries is ten years. The term of options covering the Company's Common Stock is five years, with the exception of Mr. Potashner's options covering Company Common Stock which have ten year terms. The increments in which the options are exercisable are determined by the committees which administer the plans.

(2) Total options for the Company include options covering 12,000 shares of Company Common Stock granted to directors of the Company under the Company's Director Stock Option Plan. The stock option plans of the Company's five principal operating subsidiaries permit options to be granted for an aggregate number of shares of common stock amounting to approximately 13% of the total outstanding shares of such stock on a fully-diluted basis (17.3% at one subsidiary). At August 31, 1997, the number of shares of common stock subject to outstanding options under the Company's subsidiary stock option plans was, in the case of each such subsidiary, 10.3% to 13.6% on a fully-diluted basis.

FISCAL YEAR END OPTION VALUES

     Shown below is information on each Named Executive Officer with respect to
(i) the value of stock options exercised by such person in fiscal 1997, measured in terms of the closing price of the Company's Common Stock on the date of exercise, and (ii) the value of unexercised options to purchase the Company's Common Stock held by such person granted in fiscal 1997 and prior years under the Company's 1995 or 1985 Stock Option Plans, measured in terms of the closing price of the Company's Common Stock on July 31, 1997.

                                                             NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                                OPTIONS HELD AT         IN-THE-MONEY OPTIONS AT
                         SHARES ACQUIRED                       JULY 31, 1997 (1)           JULY 31, 1997 (1)
                           ON EXERCISE          VALUE      --------------------------  --------------------------
       NAME             (NUMBER OF SHARES)   REALIZED ($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
       ----             ------------------   ------------  -----------  -------------  -----------  -------------
 Kenneth F. Potashner         34,000           $563,040      25,320        168,640    $2,522,928     $  498,424
 Thomas L. Horgan                -0-                -0-      18,000         51,000       328,500        800,250
 Gregg L. McKee                5,000             63,750      13,000         52,000       208,000        709,500
 Walter P. Robertson             -0-                -0-         -0-         69,000           -0-      1,015,950
 Donald M. Roberts               -0-                -0-      11,000         17,000       210,750        196,750

----------

(1) Does not include options held by the Named Executive Officers to purchase shares of common stock in the Company's five principal operating subsidiaries under the stock option plans of such subsidiaries. All options held by these individuals under such stock option plans were granted in fiscal 1997 and are shown in the preceding table, except for options to purchase 150,000 shares of common stock of the Company's PurePulse Technologies, Inc. subsidiary granted to Mr. Potashner in fiscal 1996 of which options for 37,500 shares were exercisable within 60 days of July 31, 1997. No public market exists for the common stock of any of the Company's subsidiaries. For purposes of the above table, no value has been attributed to the subsidiary stock options.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the five year cumulative total return to shareholders on the Company's Common Stock with the five year cumulative total return on the NASDAQ and a peer group of comparable companies identified therein.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
        AMONG MAXWELL TECHNOLOGIES, INC., NASDAQ, AND INDUSTRY PEER GROUP
                         YEARS ENDING JULY 31, 1992-1997

CRSP TOTAL RETURNS INDEX FOR:           7/31/92         7/31/93         7/31/94         7/31/95         7/31/96         7/31/97
-----------------------------           -------         -------         -------         -------         -------         -------

Maxwell Technologies, Inc.                100.0           130.0            86.6            81.4           136.5           488.3
Nasdaq Stock Market (US & Foreign)        100.0           122.3           125.6           174.4           188.9           278.8
Self-Determined Peer Group                100.0           138.1           146.8           245.2           177.6           243.2

               ASSUMES $100 INVESTED 7/31/92 IN MAXWELL TECHNOLOGIES, INC. COMMON STOCK, NASDAQ, AND INDUSTRY PEER GROUP (DIVIDENDS REINVESTED). INDUSTRY PEER GROUP INCLUDES: CALIFORNIA MICROWAVE, COHERENT, INC., CUBIC CORPORATION, ILC TECHNOLOGY, INC., KAMAN CORPORATION CLA, TITAN CORPORATION AND WATKINS-JOHNSON.

REPORT OF THE COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE ON EXECUTIVE COMPENSATION

     As described in more detail below, the Company's executive compensation consists of three principal components--base salary and annual incentive compensation as determined by the Compensation Committee of the Board of Directors and stock option awards as determined by the Stock Option Committee of the Board of Directors. During fiscal 1997, the Compensation Committee also acted as the Stock Option Committee.

     During most of fiscal 1997, the Compensation Committee of the Board of Directors of the Company was comprised of Messrs. Hayward, Samuelian, Colby and Starry. The compensation policies of the Company are designed to set its executive compensation, including salary and short-term and long-term incentive programs, at a level consistent with amounts paid to executive officers of companies of similar size and marketplace orientation. In this regard, from time to time over the last approximately ten years, the Company has retained the services of a nationally recognized consulting firm specializing in executive compensation issues to perform market analyses of competitive compensation practices for selected executive officers. The compensation policies of the Company are also designed to link executive officer bonus compensation to the Company's performance in the short-term and to emphasize compensation from equity, primarily employee stock options, for long-term incentives.

     The Company's policy is to qualify executive compensation to be deductible under applicable provisions of the Internal Revenue Code of 1986. However, in hiring the Company's Chief Executive Officer in 1996, a key component of the compensation package for Mr. Potashner was the grant of restricted stock which vests over a period of years. Although this component may not fully qualify for deductability under such provisions, the Board concluded that inclusion of this element of compensation was an important factor in the Company's ability to secure Mr. Potashner's services and was therefore in the Company's best interests.

     The Company's executive compensation consists of three principal components:

(1) Base Salary. Base salary is intended to be set at a level consistent with amounts paid to executive officers of companies of comparable size and business areas and generally reflective of the performance of the Company and the individual. Salaries for executive officers are reviewed on an annual basis; however, most of the current executive officers were hired near the beginning of fiscal 1997 and therefore annual reviews were not performed for those individuals. Base salary (and annual incentive bonus compensation) for the Company's Chief Executive Officer is set forth in Mr. Potashner's employment agreement discussed below.

(2) Annual Incentive Compensation. The Company met the earnings per share target in fiscal 1997 for full bonus payout to executive officers other than the CEO, and bonuses up to 50% of base compensation were paid, with the determination of the exact percentage at the discretion of the CEO. Pursuant to his employment contract described below, Mr. Potashner received a bonus of $400,000, or 100% of his base compensation, for fiscal 1997. For fiscal 1998, the Compensation Committee adopted a bonus plan for executive officers under which all or a portion of a target bonus (not to exceed 100% of annual salary) will be paid depending on a combination of revenue and earnings per share performance compared to a range of targets for the Company for fiscal 1998.

(3) Long Term Incentive Compensation/Stock Options. The Company's long-term incentive program consists of a stock option program pursuant to which the Chief Executive Officer and other executive officers (as well as other key employees) are periodically granted stock options at the then fair market value of the Company's Common Stock. In addition, the Company adopted a program in early fiscal 1997 for the award to such individuals of stock options in the Company's operating subsidiaries. These option programs are designed to reward and retain executive officers over the long-term and to link the value of the incentive to increases in the value of the subsidiaries and in the Company's stock price over time, benefiting shareholders as a whole. Options in Company Common Stock and subsidiary common stock granted to the executive officers identified in the Summary Compensation Table during fiscal 1997 are set forth in the table above under the caption "Option Grants in Last Fiscal Year."


                                                        Dated: December __, 1997


                      COMPENSATION AND STOCK OPTION COMMITTEE

                      Lewis J. Colby, Jr.
                      Thomas B. Hayward
                      Karl M. Samuelian
                      Donn A. Starry


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During fiscal 1997 through January, 1997, the Compensation Committee of the Board of Directors was comprised of directors Colby, Gueymard, Hayward, Starry, Samuelian, Weil and Owsley, during which period of time General Starry was also serving the Company as Chairman of the Board of Directors. From January, 1997 through the end of fiscal 1997 the Compensation

Committee consisted of Messrs. Hayward, Colby and Samuelian. In August, 1997, General Starry, who had stepped down from his position as Chairman in April, 1997, was again appointed to serve on the Compensation Committee.

     Mr. Samuelian served as Secretary of the Company until June, 1996, and is a shareholder in the law firm of Parker, Milliken, Clark, O'Hara & Samuelian, A Professional Corporation. The Company retained the firm of Parker, Milliken, Clark, O'Hara & Samuelian, A Professional Corporation, to provide legal services during fiscal 1996 and said firm has been retained in the current fiscal year.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

     Employment Agreement. In March, 1996, the Company entered into an Employment Contract ("Contract") with Kenneth F. Potashner pursuant to which Mr. Potashner became the President and Chief Executive Officer of the Company effective April 26, 1996. The Contract, as amended, is for a term ending July 31, 2000, and requires Mr. Potashner to perform the duties associated with the office of chief executive of the Company plus such other duties or positions as the Board of Directors may require. Mr. Potashner is currently also performing the duties of the Company's chairman, president and chief operating officer. The Contract provides for a base salary for fiscal 1998 of $450,000 per year, reviewed annually, with an annual bonus opportunity of up to 200% of base salary, with a target bonus of 100% of base salary, to be determined by the Board of Directors. Such bonus will be determined with reference to the same revenue and earnings per share goals established for the other executive officers for fiscal 1998. Mr. Potashner has received a total of 187,960 shares of restricted stock under the Contract and currently holds options under the Company's 1995 Stock Option Plan for a total of 243,960 shares. Both the restricted shares and the options are subject to four-year vesting schedules.

     Under the Contract, Mr. Potashner will be immediately vested in the restricted shares and stock options, shall receive a payment equal to two years of his initial base salary plus his initial term target bonus and shall continue for one year to receive benefits identical to those being received, in the event that a "change of control" occurs and either his compensation or responsibilities are reduced or the Company's headquarters are moved more than 30 miles. A "change of control" is defined as the acquisition by a person or group of a majority of the Company's stock by direct purchase or through a merger, the liquidation or sale of substantially all of the assets of the Company or a change in a majority of the members of the Board of Directors other than through membership changes determined by the Board itself. If Mr. Potashner is terminated without cause during the term of the Contract, he will be paid the base salary and target bonus remaining to be paid for the balance of the stated term of the Contract (but not less than one full year of such salary and bonus) and the restricted shares shall become free of any restrictions and stock options shall become fully vested. In the event Mr. Potashner voluntarily resigns or is terminated for cause, he shall be paid only such salary and accrued vacation pay as is then due to him and no acceleration of vesting or lifting of restrictions shall occur with respect to the restricted shares or stock options. As contemplated under the Contract, on November 13, 1997, the Board granted Mr. Potashner additional options for 50,000 shares in recognition of the completion of the Company's follow-on public offering of 1,500,000 shares of Common Stock.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Karl M. Samuelian, a director of the Company, filed a report in September, 1997, with the Securities and Exchange Commission ("SEC") on Form 5 with respect to a sale of 500 shares of the Company's Common Stock on June 26, 1997. A report on such sale is required by SEC rules under Section 16(a) of the Securities Exchange Act of 1934, to be filed within 10 days of the end of June, 1997, and therefore, Mr. Samuelian's report was filed late.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

        Ernst & Young LLP, certified public accountants ("E&Y"), were the Company's auditors in fiscal 1997.

        The Company has engaged E&Y as its auditors for the current fiscal year; provided, however, that if E&Y shall decline to act or otherwise become incapable of acting, or if its engagement is otherwise terminated by the Board of Directors (none of which events are currently anticipated), the Board of Directors will appoint other auditors for the fiscal year.

        Representatives of E&Y will be present at the meeting with an opportunity to make a statement if they desire to do so and such representatives will be available to respond to appropriate questions from shareholders in attendance.

                              SHAREHOLDER PROPOSALS

        Shareholders may present proposals for inclusion in the proxy statement and form of proxy to be used in connection with the 1998 Annual Meeting of Shareholders of the Company, provided such proposals are received by the Company no later than July 7, 1998 and are otherwise in compliance with applicable laws and regulations.

                                 OTHER BUSINESS

     The Board of Directors does not intend to present any other business at the meeting and knows of no other matters which will be presented at the meeting.


                                        By Order of the Board of Directors



                                                 Donald M. Roberts
                                                     Secretary

Dated: December __, 1997

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE.

                                   APPENDIX A









                           MAXWELL TECHNOLOGIES, INC.


                     FISCAL YEAR 1997 FINANCIAL INFORMATION

                           MAXWELL TECHNOLOGIES, INC.

                               INDEX TO APPENDIX A



                                                                                                Page
                                                                                                ----
Management's Discussion and Analysis of Financial Condition and Results of Operations.......     A-2

Selected Consolidated Financial Data .......................................................     A-11

Report of Ernst & Young LLP, Independent Auditors ..........................................     A-12

Consolidated Balance Sheets at July 31, 1996 and 1997 ......................................     A-13

Consolidated Statement of Operations for the Years Ended July 31, 1995, 1996 and 1997.......     A-14

Consolidated Statement of Stockholders' Equity for the Three Years Ended July 31, 1997......     A-15

Consolidated Statement of Cash Flows for the Years Ended July 31, 1995, 1996 and 1997.......     A-16

Notes to Consolidated Financial Statements .................................................     A-17

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     From its roots as a pulsed power and advanced software applications company performing research and development primarily for the United States Department of Defense ("DOD"), Maxwell today has a portfolio of commercial products and services derived from the technologies and expertise accumulated from its long history of government funded pulsed power research and development. Although Maxwell is aggressively pursuing technology commercialization, government funded research and development continues as a significant part of the Company's business, with sales under United States government contracts comprising 33% of total sales in fiscal 1997. These efforts, and the technology advancements they produce, are important factors in the development of applications with commercial value.

     The Company sustained a net loss of $15.2 million in fiscal 1996, including charges totaling $14.4 million related to the following: (i) the adoption of FASB Statement No. 121; (ii) the fiscal 1996 reorganization of the Company including senior management related severance and recruitment charges and charges for facilities consolidations; (iii) the establishment of a valuation allowance for net deferred income tax assets and (iv) the establishment of certain contract, inventory, environmental and related reserves. See
"-- Quarterly Results of Operations" and Note 8 of Notes to Consolidated Financial Statements.

     In implementing its business reorganization, the Company selected a new Chief Executive Officer, refocused or divested certain product lines, consolidated certain of its facilities and recast the Company into distinct business and operating units with new senior management for these business units (the "Reorganization"). As part of the Reorganization which became effective August 1, 1996, the Company placed its government focused operations into a single business unit. The Company's new business segments are as follows:

     - Power Conversion Products: Includes design, development and manufacture of electrical components and subsystems, including products that capitalize on pulsed power such as ultracapacitors, microbial purification systems, high voltage capacitors and other electrical components and EMI filter capacitors.

     - Industrial Computers and Subsystems: Includes design and manufacture of standard, custom and semi-custom industrial computer modules, platforms and fully integrated systems primarily for OEMs.

     - Technology Programs and Systems: Includes research and development programs in pulsed power, pulsed power systems design and construction, weapons effects simulation and computer-based analytic services, primarily for the DOD.

     - Information Products and Services: Includes design, development and integration of software products and services including job cost accounting and management information systems and other software products including applications for the Internet, as well as wide-area and local-area network and software integration services.

     The Company recognizes substantially all revenue from the sale of manufactured products and short-term fixed-price contracts upon shipment of products or completion of services. Revenues, including estimated profits, on long-term fixed-price contracts are recognized as costs are incurred. Revenues, including fees earned, on cost plus contracts are also recognized as costs are incurred. Contract revenue is reflected in the Company's sales and includes amounts received from the United States government and commercial customers for the funded research and development efforts of the Company. Provisions are made on a current basis to fully recognize any anticipated losses on contracts.

     A significant portion of the Company's product sales are to a relatively small number of OEMs. OEM sales are characterized by relatively long product life cycles and generally lower gross margins that can vary throughout product life cycles. Gross margins are typically lower in the early stages of product introduction before the Company has achieved a sufficient volume of sales to increase absorption of its fixed costs. In addition, the Company may price its products aggressively in order to form new OEM relationships, introduce new products or achieve market penetration. The Company may receive product development funding from its

OEM customers that could partially mitigate these impacts on gross margins. Gross margins on OEM sales are also particularly sensitive to changes in product and customer mix because of margin variances among individual products and the relative importance of a single large sale on overall operating results.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, selected operating data for the Company, expressed as a percentage of sales.

                                                                      YEAR ENDED JULY 31,
                                                                -------------------------------
                                                                 1995        1996        1997
                                                                -------     -------     -------
Sales.........................................................    100.0%      100.0%      100.0%
Cost of sales.................................................     75.3        81.4        69.1
                                                                -------     -------     -------
  Gross profit................................................     24.7        18.6        30.9

Operating expenses:
  Selling, general and administrative expenses................     18.2        19.3        21.6
  Research and development expenses...........................      6.7         6.3         5.2
  Restructure and asset impairment losses.....................       --         7.0          --
                                                                -------     -------     -------
     Total operating expenses.................................     24.9        32.6        26.8
                                                                -------     -------     -------
Operating income (loss).......................................     (0.2)      (14.0)        4.1
Interest expense..............................................      0.4         0.4         0.2
Other-net.....................................................    (0.11)       (0.5)       (0.2)
                                                                -------     -------     -------
Income (loss) before income taxes, minority interest and loss
  from cumulative effect of change in accounting principle....      0.5       (13.9)        4.1
Income tax expense............................................       --         1.6          --
Minority interest in net income of subsidiary.................      0.1         0.1         0.1
Loss from cumulative effect of change in accounting
  principle...................................................       --         3.2          --
                                                                -------     -------     -------
  Net income (loss)...........................................      0.4%      (18.8)%       4.0%
                                                                =======     =======     =======

     The following table sets forth, for the periods indicated, the Company's business segment sales, gross profit and gross profit as a percentage of business segment sales.

                                                                      YEAR ENDED JULY 31,
                                                                -------------------------------
                                                                 1995        1996        1997
                                                                -------     -------     -------
                                                                       ($ IN THOUSANDS)
Power Conversion Products:
  Sales.......................................................  $15,207     $16,448     $27,039
     Gross profit.............................................    3,930       3,887      10,142
     Gross profit as a percentage of sales....................     25.8%       23.6%       37.5%
Industrial Computers and Subsystems:
  Sales.......................................................  $23,319     $26,131     $34,259
     Gross profit.............................................    7,754       7,633      11,537
     Gross profit as a percentage of sales....................     33.3%       29.2%       33.7%
Technology Programs and Systems:
  Sales.......................................................  $31,064     $30,198     $31,087
     Gross profit.............................................    6,232       5,659       6,246
     Gross profit as a percentage of sales....................     20.1%       18.7%       20.1%
Information Products and Services:
  Sales.......................................................  $ 5,414     $ 8,134     $ 9,026
     Gross profit.............................................      641      (2,161)      3,379
     Gross profit as a percentage of sales....................     11.8%      (26.6)%      37.4%

  Sales

     In fiscal 1997, the Company's total sales increased $20.5 million, or 25.3%, to $101.4 million from $80.9 million in fiscal 1996. In fiscal 1996, sales increased $5.9 million, or 7.9%, to $80.9 million from $75.0 million in fiscal 1995. International sales amounted to $12.6 million in fiscal 1997, $7.6 million in fiscal 1996 and $7.3 million in fiscal 1995. The increase in international sales in fiscal 1997 was primarily attributable to increased international revenues from customer funded development in the Power Conversion Products business segment.

     Power Conversion Products. In fiscal 1997, Power Conversion Products sales increased $10.6 million, or 64.4%, to $27.0 million from $16.4 million in fiscal 1996. This increase was primarily attributable to higher revenues from customer funded ultracapacitor development and sales of prototype ultracapacitor products to potential OEM customers for evaluation, increased sales of EMI filters for implantable medical products and increased revenues from customer funded development of pulsed power purification systems.

     In fiscal 1996, Power Conversion Products sales increased $1.2 million, or 8.2%, to $16.4 million from $15.2 million in fiscal 1995 as a result of higher sales of certain pulsed power components, the introduction in the last half of fiscal 1996 of the Company's EMI filters for implantable medical products and increased revenues from customer funded development of pulsed power purification systems.

     Industrial Computers and Subsystems. In fiscal 1997, Industrial Computers and Subsystems sales increased $8.1 million, or 31.1%, to $34.3 million from $26.1 million in fiscal 1996. Sales in this business segment are made principally to OEM customers and are primarily derived from the shipment of computers and subsystems that are "designed-in" to the OEM's products. The sales increase in fiscal 1997 was derived from increased sales to OEM customers primarily in the computer telephony market. The largest portion of the increase consisted of sales to a single, long-standing OEM customer for use in products that are nearing the conclusion of their product cycles. The Company does not currently expect that it will receive orders from this customer for its next generation products. However, the Company's products have recently been integrated into several new OEM products to be introduced by other OEM customers. The Company believes that orders for industrial computers and subsystems from these new OEM customers should largely offset the loss of sales described above. If sales of the OEMs' new products do not achieve the levels projected by the OEM, the Company may be unable to offset the expected loss of sales.

     In fiscal 1996, sales in this business segment increased $2.8 million, or 12.1%, to $26.1 million from $23.3 million in fiscal 1995. This increase was also due to increased shipments to OEM customers as a result of design wins on new OEM products.

     Technology Programs and Systems. In fiscal 1997, sales in the Technology Programs and Systems segment increased $0.9 million, or 2.9%, to $31.1 million from $30.2 million in fiscal 1996. This increase was primarily attributable to revenues from a new contract for high-voltage power supplies for a Department of Energy accelerator project and increased work levels on two large multi-year contracts for the DOD. This increase was partially offset by the absence of revenue from the Company's chemical analytical services business, which was sold in the fourth quarter of fiscal 1996, the winding-down of the Company's environmental consulting business and lower hardware systems sales.

     Revenues for fiscal 1997 included amounts related to the closure of three DOD pulsed power simulation facilities operated by the Company for many years in San Diego. These closures will be concluded in the first half of fiscal 1998 and the underlying contracts with the DOD will be completed. However, the Company has subsequently received additional long-term contracts from the DOD, including one for research on next-generation pulsed power switch technology for x-ray simulators. These and other contracts with the DOD are subject to periodic Government funding provisions. The level of future DOD expenditures in the Company's research and development area and the related impact on funding for the Company's contracts are not predictable and, therefore, previously reported results are not necessarily indicative of those to be expected in the future.

     In fiscal 1996, sales in this business segment decreased $0.9 million, or 2.8%, to $30.2 million from $31.1 million in fiscal 1995 primarily as a result of reduced sales of chemical analytical services, partially offset by increased revenues from the two multi-year DOD contracts.

     Information Products and Services. In fiscal 1997, sales of Information Products and Services increased $0.9 million, or 11.0%, to $9.0 million from $8.1 million in fiscal 1996. This increase primarily reflects greater sales of the Company's job-cost accounting software, partially offset by a decline in revenues from two large multi-year software development contracts for criminal justice information systems (the "CJIS Contracts"). Work on the CJIS Contracts is scheduled to be substantially completed in the first half of fiscal 1998.

     In fiscal 1996, sales in this business segment increased $2.7 million, or 50.2%, to $8.1 million from $5.4 million in fiscal 1995 principally due to revenues attributable to the commencement of work in fiscal 1996 on one of the CJIS Contracts.

  Gross Profit

     In fiscal 1997, the Company's gross profit was $31.3 million, or 30.9% of sales, compared to $15.0 million, or 18.6% of sales, in fiscal 1996. The increase in gross profit as a percentage of sales was primarily due to the increased overall sales in fiscal 1997, resulting in improved overhead absorption, and an improved mix of products and services, particularly in the Power Conversion Products business segment. In fiscal 1996, the Company's gross profit was $15.0 million, or 18.6% of sales, compared to $18.6 million, or 24.7% of sales, in fiscal 1995. The decreases in fiscal 1996 were primarily attributable to the portion of the $14.4 million charge taken in fiscal 1996 that was recorded in cost of sales.

     Power Conversion Products. In fiscal 1997, Power Conversion Products gross profit increased $6.3 million to $10.1 million from $3.9 million in fiscal 1996. As a percentage of sales, gross profit increased to 37.5% in fiscal 1997 from 23.6% in fiscal 1996. This increase in gross profit as a percentage of sales reflected improved overhead absorption and an improved mix of products and services, including higher sales of EMI filters for implantable medical devices and greater revenues from funded research and development.

     As the Company introduces ultracapacitor products it may offer aggressive pricing to gain market penetration. This would have an adverse impact on gross profit margins until the Company reaches full production volumes.

     In fiscal 1996 and 1995, gross profits in this business segment were consistent at $3.9 million. As a percentage of sales, gross profit decreased to 23.6% in fiscal 1996 from 25.8% in fiscal 1995 primarily due to the portion of the $14.4 million charge taken in fiscal 1996 that was recorded in cost of sales.

     Industrial Computers and Subsystems. In fiscal 1997, Industrial Computers and Subsystems gross profit increased $3.9 million, or 51.1%, to $11.5 million from $7.6 million in fiscal 1996. As a percentage of sales, gross profit increased to 33.7% in fiscal 1997 from 29.2% in fiscal 1996 due to increased sales of certain higher margin customized OEM products and improved overhead absorption from the higher overall sales. In addition, cost of sales in fiscal 1996 reflected higher inventory write-offs than in fiscal 1997.

     In fiscal 1996, gross profit decreased $0.1 million, or 1.6%, to $7.6 million from $7.8 million in fiscal 1995. As a percentage of sales, gross profit decreased to 29.2% in fiscal 1996 from 33.3% in fiscal 1995 as a result of higher inventory write-offs in fiscal 1996 and the impact in fiscal 1996 of shipments on several large, competitively bid procurements that had lower profit margins.

     Technology Programs and Systems. Technology Programs and Systems gross profit was $6.2 million, $5.7 million and $6.2 million in fiscal years 1997, 1996 and 1995, respectively. As a percentage of sales, gross profit remained relatively constant at 20.1% in fiscal 1995, 18.7% in fiscal 1996 and 20.1% in fiscal 1997. The stability of gross profit as a percentage of sales resulted from the predominance of government cost plus contracts in this business segment. See "Business -- Government Business."

     Information Products and Services. In fiscal 1997, Information Products and Services gross profit increased $5.5 million to $3.4 million from $(2.2) million in fiscal 1996. As a percentage of sales, gross profit increased to 37.4% in fiscal 1997 from (26.6)% in fiscal 1996. In fiscal 1996, the Company recorded reserves against the CJIS Contracts because total contract completion costs were projected to exceed the contract value on these fixed price contracts. In addition, fiscal 1996 reflects a write-off of certain capitalized software development costs. To a lesser extent, the comparative improvement in fiscal 1997 is attributable to increased sales of the Company's higher margin job-cost accounting software products.

     In fiscal 1996, gross profit in this business segment decreased $2.8 million to $(2.2) million from $0.6 million in fiscal 1995. As a percentage of sales, gross profit decreased to (26.6)% in fiscal 1996 from 11.8% in fiscal 1995, reflecting the impact in fiscal 1996 of the reserves recorded on the CJIS Contracts and the write-off of certain capitalized software development costs.

  Selling, General and Administrative Expenses

     In fiscal 1997, the Company's selling, general and administrative expenses increased $6.3 million, or 40.7%, to $21.9 million from $15.6 million in fiscal 1996. As a percentage of total sales, selling, general and administrative expenses increased to 21.6% in fiscal 1997 from 19.3% in fiscal 1996. These increases were attributable primarily to (i) increased sales and marketing costs, principally from the addition of new sales and marketing personnel added as part of the Company's plan to grow its commercial businesses, and commissions earned on higher commercial sales in fiscal 1997 primarily in the Company's Power Conversion Products and Industrial Computers and Subsystems business segments; (ii) accruals under new incentive and profit sharing plans implemented in fiscal 1997 and (iii) additions to senior management, both at the executive and business unit levels, to support the Company's new strategic direction.

     In fiscal 1996, selling, general and administrative expenses increased $1.9 million, or 14.1%, to $15.6 million from $13.6 million in fiscal 1995. As a percentage of sales, selling, general and administrative expenses increased to 19.3% in fiscal 1996 from 18.2% in fiscal 1995. These increases were attributable primarily to a charge in fiscal 1996 of approximately $1.5 million for environmental and other matters and for amounts in connection with the Reorganization, as well as higher sales and marketing costs in support of the Company's commercial business initiatives.

  Research and Development Expenses

     The Company's research and development expenses reflect only internally funded research and development programs. Costs associated with United States government and other customer funded research and development contracts are included in cost of sales. Research and development expenses were $5.3 million, $5.1 million and $5.0 million for fiscal 1997, 1996 and 1995, respectively. The level of research and development expenses reflects the Company's ability to obtain customer funding to support a significant portion of its research and product development activities. Because of the increased overall sales level, however, as a percentage of sales, research and development expenses decreased to 5.2% in fiscal 1997 from 6.3% in fiscal 1996 and 6.7% in fiscal 1995.

  Interest Expense

     In fiscal 1997, interest expense decreased to $173,000 from $329,000 in fiscal 1996 as a result of lower average borrowings. In fiscal 1996, interest expense remained relatively constant in comparison to fiscal 1995.

  Other-net

     In fiscal 1997, other-net was $150,000, compared to $398,000 in fiscal 1996 and $848,000 in fiscal 1995. The decrease in other-net primarily reflects completion in April 1996 of the amortization into income of amounts contributed by minority stockholders upon the organization of the Company's PurePulse Technologies, Inc. subsidiary over such stockholders' proportionate share of PurePulse's equity. In fiscal 1996 and fiscal 1995 other-net included $379,000 and $508,000 of such income, respectively, while none was included in fiscal 1997. The balance of other-net in all three fiscal years was principally interest income.

  Income Tax Expense

     The Company has net operating loss carryforwards which offset the Company's provision for income taxes in fiscal 1997. Fiscal 1996 income tax expense is primarily due to the establishment of a valuation allowance of $1.1 million for the net deferred income tax assets of the Company due to the losses incurred in fiscal 1996. Income tax expense was incurred at an effective rate of 3.6% in fiscal 1995, which primarily reflects the non-taxable status of the $508,000 of amortization described above.

QUARTERLY RESULTS OF OPERATIONS

     The following tables present unaudited quarterly financial information for the eight quarters ended July 31, 1997, and such data expressed as a percentage of the Company's net sales for the periods indicated. The information has been presented by the Company on a basis consistent with the Consolidated Financial Statements included elsewhere in this Prospectus and includes all necessary adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the unaudited quarterly results when read in conjunction with the Consolidated Financial Statements and Notes thereto. These operating results are not necessarily indicative of results that may be expected for any subsequent periods.

                                                                          THREE MONTHS ENDED
                                         ------------------------------------------------------------------------------------
                                          OCT.       JAN.       APR.       JULY       OCT.       JAN.       APR.       JULY
                                           31,        31,        30,        31,        31,        31,        30,        31,
                                          1995       1996       1996       1996       1996       1997       1997       1997
                                         -------    -------    -------    -------    -------    -------    -------    -------
                                                                           ($ IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Sales..................................  $19,172    $19,340    $20,331    $22,068    $24,017    $24,577    $25,922    $26,895
Cost of sales..........................   14,864     17,997     16,114     16,918     16,958     16,939     17,599     18,611
                                         --------   --------   --------   --------   --------   --------   --------   --------
  Gross profit.........................    4,308      1,343      4,217      5,150      7,059      7,638      8,323      8,284
                                         --------   --------   --------   --------   --------   --------   --------   --------
Operating expenses:
  Selling, general and
    administrative.....................    3,133      4,569      3,955      3,907      5,179      5,489      5,875      5,357
  Research and development.............      983      1,335      1,223      1,540      1,058      1,212      1,407      1,626
  Restructure and asset impairment
    losses.............................       --      2,568      3,817       (682)        --         --         --         --
                                         --------   --------   --------   --------   --------   --------   --------   --------
      Total operating expenses.........    4,116      8,472      8,995      4,765      6,237      6,701      7,282      6,983
                                         --------   --------   --------   --------   --------   --------   --------   --------
Operating income (loss)................      192     (7,129)    (4,778)       385        822        937      1,041      1,301
Interest expense.......................       71         73         92         93         44         39         45         45
Other-net..............................     (161)      (202)       (96)        61        (56)       (32)       (35)       (27)
                                         --------   --------   --------   --------   --------   --------   --------   --------
Income (loss) before income taxes,
  minority interest, and loss from
  cumulative effect of change in
  accounting principle.................      282     (7,000)    (4,774)       231        834        930      1,031      1,283
Income tax expense.....................       28      1,172         37         59         --         --         --         --
Minority interest in net income of
  subsidiary...........................       12          7         12         19         18         18        (28)        46
Loss from cumulative effect of change
  in accounting principle..............    2,569         --         --         --         --         --         --         --
                                         --------   --------   --------   --------   --------   --------   --------   --------
Net income (loss)......................  $(2,327)   $(8,179)   $(4,823)   $   153    $   816    $   912    $ 1,059    $ 1,237
                                         ========   ========   ========   ========   ========   ========   ========   ========
AS A PERCENTAGE OF SALES:
Sales..................................    100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%     100.0%
Cost of sales..........................     77.5       93.1       79.3       76.7       70.6       68.9       67.9       69.2
                                         --------   --------   --------   --------   --------   --------   --------   --------
  Gross profit.........................     22.5        6.9       20.7       23.3       29.4       31.1       32.1       30.8
                                         --------   --------   --------   --------   --------   --------   --------   --------
Operating expenses:
  Selling, general and
    administrative.....................     16.4       23.6       19.4       17.7       21.6       22.4       22.7       20.0
  Research and development.............      5.1        6.9        6.0        7.0        4.4        4.9        5.4        6.0
  Restructure and asset impairment
    losses.............................       --       13.3       18.8       (3.1)        --         --         --         --
                                         --------   --------   --------   --------   --------   --------   --------   --------
      Total operating expenses.........     21.5       43.8       44.2       21.6       26.0       27.3       28.1       26.0
                                         --------   --------   --------   --------   --------   --------   --------   --------
Operating income (loss)................      1.0      (36.9)     (23.5)       1.7        3.4        3.8        4.0        4.8
Interest expense.......................      0.3        0.3        0.5        0.4        0.2        0.2        0.2        0.2
Other-net..............................     (0.8)      (1.0)      (0.5)       0.3       (0.3)      (0.2)      (0.2)      (0.2)
                                         --------   --------   --------   --------   --------   --------   --------   --------
Income (loss) before income taxes,
  minority interest, and loss from
  cumulative effect of change in
  accounting principle.................      1.5      (36.2)     (23.5)       1.0        3.5        3.8        4.0        4.8
Income tax expense.....................      0.1        6.1        0.2        0.3         --         --         --         --
Minority interest in net income of
  subsidiary...........................      0.1         --         --         --        0.1        0.1       (0.1)       0.2
Loss from cumulative effect of change
  in accounting principle..............     13.4         --         --         --         --         --         --         --
                                         --------   --------   --------   --------   --------   --------   --------   --------
Net income (loss)......................    (12.1)%    (42.3)%    (23.7)%      0.7%       3.4%       3.7%       4.1%       4.6%
                                         ========   ========   ========   ========   ========   ========   ========   ========

     The three months ended October 31, 1995 reflected a $2.6 million loss attributable to the adoption of FASB Statement No. 121. The three months ended January 31, 1996 included charges of $6.9 million consisting of the following: (i) approximately $2.0 million recorded in cost of sales for contract and inventory charges; (ii) $1.2 million in selling, general and administrative expenses attributable primarily to environmental and other matters and charges related to the Reorganization; (iii) $2.6 million of charges reflected in restructure and asset impairment losses relating to the Reorganization and to the adoption of FASB Statement No. 121 and (iv) $1.1 million recorded in income tax expense for the establishment of a valuation allowance for net deferred income tax assets. The reduction in gross profit as a percent of sales in the quarter is a result of the portion of these charges included in cost of sales.

     The three months ended April 30, 1996 included $3.8 million of charges related principally to the Reorganization and included in restructure and asset impairment losses and $0.8 million of further contract and inventory charges included in cost of sales.

     The $0.7 million credit in restructure and asset impairment losses in the three months ended July 31, 1996 reflects the reversal of the remainder of the reserve previously recorded in anticipation of losses on the termination of the Company's chemical analytical services business upon completion of the sale of that business during this period.

     The increase in selling, general and administrative expenses that commenced with the three months ended October 31, 1996 is attributable to the increased sales and marketing costs, benefit plan accruals and senior management additions reflecting the Reorganization and the implementation of strategies for pursuing commercial business.

     The Company may in the future experience significant fluctuations in revenues and operating results from period to period as a result of a number of factors including, without limitation: the volume and timing of orders and market acceptance of the Company's products; the Company's ability to fill orders on a timely basis; pricing policies of the Company or its competitors; variations in the mix of product sales; the timing of product introductions by the Company or its competitors; cancellation, suspension or other action taken by the United States government on its contracts with the Company; product obsolescence resulting from new product introductions or changes in customer demand and expenses associated with the acquisition of technologies or businesses. The Company believes that quarter-to-quarter comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance. Quarterly results in the future may fluctuate due to the factors discussed above or other factors. Further, the Company's historical operating results are not necessarily indicative of future performance for any particular period. There can be no assurance that the Company's past revenue growth or its past profitability will continue on a quarterly, annual or other basis. Due to all of the foregoing factors, it is highly likely that in certain future quarters the Company's operating results will be below the expectations of public market analysts and investors.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically relied on a combination of internally generated funds and bank borrowings to finance its working capital requirements and capital expenditures. In addition, in fiscal 1997, the Company received approximately $2.5 million from the exercise of stock options and purchases under its stock purchase plans.

     Cash flow from operations in fiscal 1997 was $2.9 million, with net income plus depreciation and amortization of approximately $6.6 million partially offset by increases in accounts receivable and inventory in support of the higher fiscal 1997 sales.

     The Company's capital expenditures in fiscal 1997 increased to $4.7 million from $2.0 million in fiscal 1996, primarily for the acquisition of production and computer equipment and other assets needed to support growth of the Company's business units. The Company has currently budgeted capital expenditures of $7.0 million for fiscal 1998 to support growth, including expansion of manufacturing facilities for the EMI filter and ultracapacitor operations, and expansion in one of the Company's owned buildings. In addition, the

Company will be addressing the need for high-volume manufacturing of ultracapacitors, and commitments may be made during fiscal 1998 toward meeting such needs. Alternatively, the Company may consider leasing facilities or manufacturing equipment or both or may satisfy volume manufacturing requirements through outsourcing or under licensing arrangements with third parties. If the Company decides to internally finance construction of such facilities, a significant amount of capital would be required.

     The Company re-negotiated its bank line of credit during fiscal 1997, converting the line of credit to a two year unsecured arrangement and increasing the amount available to $10.0 million. The interest rate on the line of credit is tied to LIBOR or the bank's prime rate. As of July 31, 1997, there were no outstanding borrowings under the line of credit.

     The Company believes that the net proceeds from this offering, together with cash generated from operations and funds available under its bank line of credit, will be sufficient to finance its operations and capital expenditures through fiscal 1998. In addition to addressing the need for high volume manufacturing of its ultracapacitor products, the Company may also from time to time consider acquisitions of complementary businesses, products or technologies, which may require additional funding. Sources of additional funding for these purposes could include one or more of the following: cash flow from operations; investments by strategic partners and additional debt or equity financing. There can be no assurance that the Company will be able to obtain additional sources of financing on favorable terms, if at all, at such time or times as the Company may require such capital.

SUBSIDIARY OPTION PROGRAMS AND ISSUANCES OF STOCK TO STRATEGIC PARTNERS

     The Company has implemented employee stock option plans at each of its five principal operating subsidiaries providing for the issuance of incentive and nonqualified stock options to purchase common stock of these companies by each subsidiary. The option plans are intended to encourage an entrepreneurial atmosphere in each business segment, providing focused rewards promoting growth. Options that are "in-the-money" at the subsidiary level will have a negative impact on the Company's earnings per share. The Company expects that its reported diluted earnings per share will be reduced in future quarters due to in-the-money subsidiary options. Except to the extent exercised, however, such subsidiary options will not affect the Company's consolidated net income as reported in its consolidated statement of operations. Such options, when and if exercised, will dilute the Company's actual ownership interests in its subsidiaries, thus reducing the Company's share of the net income, potential dividends or distributions and proceeds of any sale or other disposition of such subsidiary. The equity interests upon exercise of stock options in the subsidiaries would be accounted for as a minority interest. Based on current programs, the dilutive impact attributable to these option plans could be up to 13% at each principal operating subsidiary (17% at one subsidiary). In addition, certain key employees of the Company's Maxwell Business Systems, Inc. subsidiary, which owns and markets the Company's job-cost accounting software and is in the Information Products and Services business segment, currently own an aggregate of 20%, and have the right to purchase up to an additional 29%, of that subsidiary. Pursuant to strategic partnering relationships, Tetra Pak owns approximately 5% of the Company's PurePulse Technologies, Inc. subsidiary, and PacifiCorp owns preferred stock convertible into 7.5% of the Company's Maxwell Energy Products, Inc. subsidiary. See "Risk Factors -- Potential Dilutive Impact of Employee Stock Option Programs at Subsidiaries" and "Management -- Executive Compensation."

INFLATION AND CHANGES IN PRICES

     Generally, the Company has been able to increase prices to offset its inflation-related increased costs in its commercial businesses. A substantial portion of the Company's business with agencies of the United States government consists of cost-reimbursement contracts which permit recovery of inflation costs. Fixed-price contracts with government and other customers typically include estimated costs for inflation in the contract price.

ACCOUNTING PRINCIPLES

     In February 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share. Under Statement No. 128, the Company will be required to present basic net income per share, which excludes the effects of dilutive common stock equivalents, and diluted net income per share. Basic net income per share is expected to be higher than the currently presented primary net income per share in periods of positive earnings due to the exclusion of dilutive stock options in its computation. Diluted net income per share is not expected to be materially different from the earnings per share amounts which would be computed under the current method.

     The Company is required to adopt Statement No. 128 in its fiscal quarter ending January 31, 1998, and at that time all historical net income per share data presented will be restated to conform to the provisions of Statement No. 128.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated statement of operations data for the fiscal years ended July 31, 1995, 1996 and 1997, and consolidated balance sheet data at July 31, 1996 and 1997 are derived from the Consolidated Financial Statements of the Company and Notes thereto, which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this Prospectus. The following selected consolidated statement of operations data for the years ended July 31, 1993 and 1994 and consolidated balance sheet data at July 31, 1993, 1994 and 1995 are derived from audited financial statements of the Company not included in this Prospectus. The following selected data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and Notes thereto appearing elsewhere in this Prospectus.

                                                            YEAR ENDED JULY 31,
                                         ---------------------------------------------------------
                                          1993        1994        1995         1996         1997
                                         -------     -------     -------     --------     --------
                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Sales..................................  $86,902     $85,463     $75,004     $ 80,911     $101,411
Cost of sales..........................   65,765      68,555      56,447       65,893       70,107
                                         -------     -------     -------     --------      -------
  Gross profit.........................   21,137      16,908      18,557       15,018       31,304
Operating expenses:
  Selling, general and administrative
     expenses..........................   13,525      14,068      13,636       15,564       21,900
  Research and development expenses....    5,650       4,794       5,038        5,081        5,303
  Restructure and asset impairment
     losses (1)........................       --          --          --        5,703           --
  Loss on closing of Brobeck
     division..........................       --       1,018          --           --           --
                                         -------     -------     -------     --------      -------
     Total operating expenses..........   19,175      19,880      18,674       26,348       27,203
                                         -------     -------     -------     --------      -------
Operating income (loss)................    1,962      (2,972)       (117)     (11,330)       4,101
Interest expense.......................      244         252         315          329          173
Other-net..............................      (35)       (589)       (848)        (398)        (150)
                                         -------     -------     -------     --------      -------
Income (loss) before income taxes,
  minority interest and loss from
  cumulative effect of change in
  accounting principle.................    1,753      (2,635)        416      (11,261)       4,078
Income tax expense (benefit)...........      683      (1,028)         15        1,296           --
Minority interest in net income of
  subsidiary...........................       48          80          86           50           54
Loss from cumulative effect of change
  in accounting principle (1)..........       --          --          --        2,569           --
                                         -------     -------     -------     --------      -------
Net income (loss)......................  $ 1,022     $(1,687)    $   315     $(15,176)    $  4,024
                                         =======     =======     =======     ========      =======
Earnings (loss) per share:
  Income (loss) per share before
     cumulative effect of change in
     accounting principle..............  $  0.19     $ (0.32)    $  0.06     $  (2.29)    $   0.60
  Net income (loss) per share..........  $  0.19     $ (0.32)    $  0.06     $  (2.76)    $   0.60
                                         =======     =======     =======     ========      =======

                                                                 JULY 31,
                                         ---------------------------------------------------------
                                          1993        1994        1995         1996         1997
                                         -------     -------     -------     --------     --------
                                         (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Working capital........................  $20,142     $18,091     $17,855     $  7,288     $ 10,908
Total assets...........................   55,086      54,322      52,370       40,724       47,120
Long-term debt, excluding current
  portion..............................    1,515       2,797       1,928        1,018          465
Total stockholders' equity.............   36,645      34,960      35,364       20,745       27,410

---------------

(1) See Note 8 of Notes to Consolidated Financial Statements.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Board of Directors and Stockholders
Maxwell Technologies, Inc.

     We have audited the accompanying consolidated balance sheets of Maxwell Technologies, Inc., and subsidiaries as of July 31, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended July 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Maxwell Technologies, Inc., and subsidiaries at July 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended July 31, 1997, in conformity with generally accepted accounting principles.

     As discussed in Note 8 to the consolidated financial statements, in 1996 the Company changed its method of assessing the impairment of long-lived assets in accordance with the adoption of Statement of Financial Accounting Standards No. 121.

                                                 /s/ ERNST & YOUNG LLP

San Diego, California
September 12, 1997

                  MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                JULY 31,
                                                                           -------------------
                                                                            1996        1997
                                                                           -------     -------
ASSETS
Current assets:
  Cash and cash equivalents..............................................  $ 1,465     $   826
  Accounts receivable:
     Trade and other, less allowance for doubtful accounts of $440 and
      $350 at July 31, 1996 and 1997, respectively.......................    8,656       9,391
     Long-term contracts (Note 2)........................................    6,917       9,221
                                                                           -------     -------
                                                                            15,573      18,612
  Inventories and inventoried costs relating to long-term contracts (Note
     11).................................................................    6,808       8,722
  Recoverable income taxes...............................................      740          --
  Prepaid expenses.......................................................      548       1,203
  Deferred income taxes..................................................      161         161
                                                                           -------     -------
     Total current assets................................................   25,295      29,524
Property, plant and equipment, net (Note 11).............................   14,809      16,929
Deposits and other.......................................................      620         667
                                                                           -------     -------
                                                                           $40,724     $47,120
                                                                           =======     =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................................  $14,231     $13,640
  Accrued employee compensation..........................................    2,866       4,465
  Current portion of long-term debt......................................      910         511
                                                                           -------     -------
     Total current liabilities...........................................   18,007      18,616
Long-term debt (Note 3)..................................................    1,018         465
Minority interest and additional amounts contributed.....................      954         629
Commitments and contingencies (Notes 6 and 9)
Stockholders' equity (Note 4):
  Common stock, $0.10 par value, 20,000 shares authorized, 5,687 and
     6,143 shares issued and outstanding at July 31, 1996 and 1997,
     respectively........................................................      568         614
  Additional paid-in capital.............................................   19,752      22,364
  Deferred compensation..................................................     (605)       (622)
  Retained earnings......................................................    1,030       5,054
                                                                           -------     -------
     Total stockholders' equity..........................................   20,745      27,410
                                                                           -------     -------
                                                                           $40,724     $47,120
                                                                           =======     =======

                            See accompanying notes.

                  MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                     YEAR ENDED JULY 31,
                                                              ---------------------------------
                                                               1995         1996         1997
                                                              -------     --------     --------
Sales.......................................................  $75,004     $ 80,911     $101,411
Cost of sales...............................................   56,447       65,893       70,107
                                                              -------     --------     --------
  Gross profit..............................................   18,557       15,018       31,304
Operating expenses:
  Selling, general and administrative expenses..............   13,636       15,564       21,900
  Research and development expenses.........................    5,038        5,081        5,303
  Restructure and asset impairment losses (Note 8)..........       --        5,703           --
                                                              -------     --------     --------
     Total operating expenses...............................   18,674       26,348       27,203
                                                              -------     --------     --------
Operating income (loss).....................................     (117)     (11,330)       4,101
Interest expense............................................      315          329          173
Other-net (Note 11).........................................     (848)        (398)        (150)
                                                              -------     --------     --------
Income (loss) before income taxes, minority interest and
  loss from cumulative effect of change in accounting
  principle.................................................      416      (11,261)       4,078
Income tax expense (benefit) (Note 5).......................       15        1,296           --
Minority interest in net income of subsidiary...............       86           50           54
Loss from cumulative effect of change in accounting
  principle (Note 8)........................................       --        2,569           --
                                                              -------     --------     --------
Net income (loss)...........................................  $   315     $(15,176)    $  4,024
                                                              =======     ========     ========
Earnings (loss) per share:
     Income (loss) per share before cumulative effect of
       change in accounting principle.......................  $  0.06     $  (2.29)    $   0.60
                                                              =======     ========     ========
     Net income (loss) per share............................  $  0.06     $  (2.76)    $   0.60
                                                              =======     ========     ========

                            See accompanying notes.

                  MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          THREE YEARS ENDED JULY 31, 1997
                                         -----------------------------------------------------------------
                                                                                                 TOTAL
                                         COMMON     ADDITIONAL        DEFERRED     RETAINED   STOCKHOLDERS'
                                         STOCK    PAID-IN CAPITAL   COMPENSATION   EARNINGS      EQUITY
                                         ------   ---------------   ------------   --------   ------------
Balance at August 1, 1994...............  $534        $18,535          $   --      $ 15,891     $ 34,960
  Issuance of 28,424 shares under stock
     purchase plans.....................     3             86              --            --           89
  Net income for the year...............    --             --              --           315          315
                                          ----        -------           -----      --------     --------
Balance at July 31, 1995................   537         18,621              --        16,206       35,364
  Issuance of 37,684 shares under stock
     option plans.......................     4            152              --            --          156
  Issuance of 93,112 shares under stock
     purchase plans.....................     9            352              --            --          361
  Deferred compensation related to
     issuance of 177,960 shares.........    18            627            (645)           --           --
  Amortization of deferred
     compensation.......................    --             --              40            --           40
  Net loss for the year.................    --             --              --       (15,176)     (15,176)
                                          ----        -------           -----      --------     --------
Balance at July 31, 1996................   568         19,752            (605)        1,030       20,745
  Issuance of 406,656 shares under stock
     option plans.......................    41          1,985              --            --        2,026
  Issuance of 39,129 shares under stock
     purchase plans.....................     4            438              --            --          442
  Deferred compensation related to
     issuance of 10,000 shares..........     1            189            (190)           --           --
  Amortization of deferred
     compensation.......................    --             --             173            --          173
  Net income for the year...............    --             --              --         4,024        4,024
                                          ----        -------           -----      --------     --------
Balance at July 31, 1997................  $614        $22,364          $ (622)     $  5,054     $ 27,410
                                          ====        =======           =====      ========     ========

                            See accompanying notes.

                  MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                     YEAR ENDED JULY 31,
                                                               --------------------------------
                                                                1995         1996        1997
                                                               -------     --------     -------
Operating activities:
  Net income (loss)........................................... $   315     $(15,176)    $ 4,024
     Adjustments to reconcile net income (loss) to net cash
       provided by (used in) operating activities:
          Depreciation and amortization.......................   2,907        2,128       2,587
          Restructure and asset impairment losses.............      --        5,960          --
          Loss from cumulative effect of change in accounting
            principle.........................................      --        2,569          --
          Provision for losses on accounts receivable.........      45          105         184
          Loss on sales of property and equipment.............     122          118          10
          Deferred income taxes...............................     820        1,124          --
          Minority interest in net income of subsidiary.......      86           50          54
          Deferred compensation...............................      --           40         173
          Changes in operating assets and liabilities:
            Accounts receivable...............................     (52)         252      (3,223)
            Inventories.......................................     369         (469)     (1,914)
            Prepaid expenses and other........................     150          614        (702)
            Accounts payable..................................    (525)       2,153        (683)
            Accrued employee compensation.....................    (255)         185       1,599
            Income taxes payable/recoverable..................    (797)         121         832
                                                               -------     --------     -------
               Net cash provided by (used in) operating
                 activities...................................   3,185         (226)      2,941
Investing activities:
  Purchases of property, plant and equipment..................  (2,951)      (1,976)     (4,725)
  Proceeds from sales of property and equipment...............      80            6           8
                                                               -------     --------     -------
               Net cash used in investing activities..........  (2,871)      (1,970)     (4,717)
Financing activities:
  Principal payments on long-term debt........................    (929)        (909)       (952)
  Proceeds from issuance of Company and subsidiary stock......      89          517       2,502
  Repurchase of subsidiary stock..............................      --           --        (413)
                                                               -------     --------     -------
               Net cash provided by (used in) financing
                 activities...................................    (840)        (392)      1,137
                                                               -------     --------     -------
               Decrease in cash and cash equivalents..........    (526)      (2,588)       (639)
Cash and cash equivalents at beginning of year................   4,579        4,053       1,465
                                                               -------     --------     -------
               Cash and cash equivalents at end of year....... $ 4,053     $  1,465     $   826
                                                               =======     ========     =======

                            See accompanying notes.

                  MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES

  Description of Business

     The Company is a leader in pulsed power technologies, providing pulsed power based systems and components for a wide range of commercial applications and research and development for both commercial customers and the United States government. The Company also offers industrial computers and subsystems, primarily to OEMs in computer telephony and other markets, and software products and services, both for government research and for various commercial applications.

  Consolidation and Minority Interest Amounts

     The consolidated financial statements include the accounts of Maxwell Technologies, Inc. and its subsidiaries. All significant intercompany transactions and account balances are eliminated in consolidation.

  Cash Equivalents

     The Company classifies all highly liquid investments with a maturity of three months or less when purchased as cash equivalents.

  Inventories

     Inventories are stated at the lower of cost (principally average cost method) or market.

  Property, Plant and Equipment

     Property, plant and equipment are carried at cost. Depreciation and amortization are provided over the estimated useful lives of the assets (three to thirty years). Depreciation and amortization of property, plant and equipment amounted to $3,415,000, $2,507,000 and $2,587,000 in fiscal 1995, 1996 and 1997, respectively.

  Revenue Recognition

     The Company recognizes substantially all revenue from the sale of manufactured products and short-term fixed price contracts upon shipment of products or completion of services. Revenues, including estimated profits, on long-term fixed price contracts are recognized as costs are incurred. Revenues, including fees earned, on cost plus contracts are also recognized as costs are incurred. Contract revenue is reflected in the Company's sales and includes amounts received from the United States government and commercial customers for the funded research and development efforts of the Company. Provisions are made on a current basis to fully recognize any anticipated losses on contracts.

  Earnings (Loss) Per Share

     The computation of net income (loss) per share is based on the weighted average shares of Common Stock outstanding plus the dilutive effects of Common Stock equivalents arising from stock options. The weighted average number of Common and Common equivalent shares outstanding was 5,356,000, 5,494,000 and 6,644,000 in fiscal 1995, 1996 and 1997, respectively. Net income (loss) per share was unchanged on a fully-diluted basis.

                  MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTE 1 -- SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Under Financial Accounting Standards Board Statement No. 128, Earnings Per Share, the Company must change the method used to compute earnings per share in fiscal 1998 and restate all prior periods. Under the new standard, the dilutive effect of stock options will be excluded from basic earnings per share. The impact is expected to result in the following basic net income (loss) per share for the three years ended July 31:

                                                             1995       1996      1997
                                                             -----     ------     -----
        Primary net income (loss) per share, as reported...  $0.06     $(2.76)    $0.60
                                                             -----     ------     -----
        Basic net income (loss) per share, as restated
          under Statement No. 128..........................  $0.06     $(2.76)    $0.68
                                                             =====     ======     =====

     The impact of Statement No. 128 on the calculation of diluted net income
(loss) per share for the above periods is not expected to be material.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Several of the industries in which the Company operates are characterized by rapid technological change and short product life cycles. As a result, estimates are required to provide for product returns, product obsolescence as well as other matters. Historically, actual amounts recorded have not varied significantly from estimated amounts.

  Stock Split

     In November 1996, the Company declared a 2-for-1 stock split of the Company's common shares, effected as a 100% stock dividend that was distributed on December 17, 1996 to stockholders of record as of November 26, 1996. Common stock accounts, earnings per share and weighted average number of share amounts from prior periods have been restated to reflect the stock split.

NOTE 2 -- ACCOUNTS RECEIVABLE

     The following tabulation shows the component elements of accounts receivable from long-term contracts at July 31:

                                                                      1996       1997
                                                                     ------     ------
                                                                      (IN THOUSANDS)
        U.S. Government:
          Amounts billed...........................................  $2,832     $2,108
          Amounts unbilled.........................................     427      1,326
          Retainage due upon completion of contracts...............     312        287
        Commercial customers:
          Amounts billed...........................................     988      2,693
          Amounts unbilled.........................................   2,358      2,681
          Retainage due upon completion of contracts...............      --        126
                                                                     ------     ------
                                                                     $6,917     $9,221
                                                                     ======     ======

                  MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTE 2 -- ACCOUNTS RECEIVABLE (CONTINUED)
     The balances billed but not paid by customers pursuant to retainage provisions under long-term contracts will be due upon completion of the contracts and acceptance by the customers. Substantially all unbilled receivables at July 31, 1997 are expected to become due and payable within the next year.

NOTE 3 -- LONG-TERM DEBT AND CREDIT AGREEMENTS

     Long-term debt consisted of the following at July 31:

                                                                       1996      1997
                                                                      ------     ----
                                                                      (IN THOUSANDS)
        Variable rate note payable to a bank, due $42,000 monthly
          plus interest.............................................  $1,292     $750
        10.0% fixed rate promissory note, due $3,000 monthly........     236      226
        7.75% fixed rate note payable to a bank, due $100,000
          quarterly plus interest...................................     400       --
                                                                      ------     ----
                                                                       1,928      976
        Less current portion........................................     910      511
                                                                      ------     ----
                                                                      $1,018     $465
                                                                      ======     ====

     The variable rate bank note is unsecured and bears interest at the bank's prime rate plus one-half of one percent (9% at July 31, 1997). This bank note contains certain restrictive covenants relating to net-worth, net-worth-ratio and quarterly operating results.

     Maturities of long-term debt for each of the five years ending July 31, 2002 are: 1998-$511,000; 1999-$263,000; 2000-$14,000; 2001-$16,000; and
2002-$17,000.

     The Company also has an unsecured two-year bank line of credit agreement under which the Company may borrow up to $10 million at the bank's prime rate, or at LIBOR plus 1.75%. At July 31, 1997, there were no outstanding borrowings under the line. The line of credit agreement provides that neither the Company nor any of its subsidiaries may, directly or indirectly, make any distributions of cash dividends.

NOTE 4 -- STOCK PLANS

  Stock Option Plans

     In December 1995, the Company adopted the 1995 Stock Option Plan under which 500,000 shares of Common Stock were reserved for future grant. In January 1997, an additional 300,000 shares were reserved for future issuance. This Plan, and the Company's Director Stock Option Plan provide for granting either Incentive Stock Options or Non-Qualified Stock Options to employees and non-employee members of the Company's Board of Directors, respectively. Options are also outstanding under an expired stock option plan. The options granted under these plans are to purchase Common Stock at not less than fair market value at the date of grant. Employee options are generally exercisable in cumulative annual installments of 30 percent or 20 percent, while options in the Director Option Plan are exercisable in full one year after date of grant. All options have terms of five to ten years.

                  MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTE 4 -- STOCK PLANS (CONTINUED)
     The following table summarizes Company stock option activity for the three years ended July 31, 1997.

                                                                NUMBER         WEIGHTED
                                                               OF SHARES     AVERAGE PRICE
                                                               ---------     -------------
        Balance at August 1, 1994............................    771,758        $  5.38
          Granted............................................    224,000        $  3.77
          Exercised..........................................         --             --
          Expired or forfeited...............................   (278,014)       $  5.49
                                                                --------
        Balance at July 31, 1995.............................    717,744        $  4.84
          Granted............................................    623,600        $  4.31
          Exercised..........................................    (37,684)       $  4.13
          Expired or forfeited...............................   (107,634)       $  5.05
                                                                --------
        Balance at July 31, 1996.............................  1,196,026        $  4.57
          Granted............................................    373,700        $ 15.95
          Exercised..........................................   (406,656)       $  4.61
          Expired or forfeited...............................   (108,390)       $  4.42
                                                                --------
        Outstanding at July 31, 1997.........................  1,054,680        $  8.60
                                                                ========
        Available for future grant under the 1995 Stock
          Option Plan........................................     83,300
                                                                ========
        Available for future grant under the Director Option
          Plan...............................................    124,584
                                                                ========

     In addition, the Company has established separate stock option plans for its five principal operating subsidiaries. During fiscal 1997, options to purchase various shares of subsidiary stock were granted at the estimated fair value of the subsidiary shares, as determined by an independent outside appraisal. Options outstanding at July 31, 1997 amount to 10.3% to 13.6% of each subsidiary's outstanding common stock.

     The following table summarizes information concerning outstanding and exercisable stock options at July 31, 1997.


                                                    WEIGHTED
                                      WEIGHTED       AVERAGE                       WEIGHTED
                                      AVERAGE       REMAINING                      AVERAGE
RANGE OF EXERCISE       NUMBER        EXERCISE     CONTRACTUAL       NUMBER        EXERCISE
     PRICES           OUTSTANDING      PRICE          LIFE         EXERCISABLE      PRICE
-----------------     -----------     --------     -----------     -----------     --------
$ 3.56 -  5.00           476,400       $ 3.96       6.4 years        169,875        $ 4.08
$ 5.12 -  7.25           266,580       $ 6.23       3.7 years        164,580        $ 5.73
$11.00 - 20.63           311,700       $17.66       5.0 years             --        $   --
                       ---------                                     -------
                       1,054,680                                     334,455
                       =========                                     =======


     The Company has adopted the disclosure-only provisions of Financial Accounting Standards Board Statement No. 123, Accounting for Stock-Based Compensation. In accordance with the provisions of Statement No. 123, the Company applies Accounting Principles Board Opinion No. 25 and related interpretations in accounting for its stock option plans, and accordingly, no compensation cost has been recognized for stock options in 1996 or 1997. If the Company had elected to recognize compensation cost

                  MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTE 4 -- STOCK PLANS (CONTINUED)
based on the fair value method prescribed by Statement No. 123, the Company's net income (loss) and net income (loss) per share would have been adjusted to the pro-forma amounts indicated below:

                                                                  YEAR ENDED JULY 31,
                                                                  --------------------
                                                                    1996         1997
                                                                  --------      ------
                                                                     (IN THOUSANDS,
                                                                    EXCEPT PER SHARE
                                                                         DATA)
        Net income (loss)
          As reported...........................................  $(15,176)     $4,024
          Pro forma.............................................   (15,305)      3,405

        Net income (loss) per share
          As reported...........................................  $  (2.76)     $ 0.60
          Pro forma.............................................     (2.78)       0.51

     The impact of outstanding non-vested stock options granted prior to 1996 has been excluded from the pro forma calculations; accordingly, the 1996 and 1997 pro forma adjustments are not indicative of future period pro forma adjustments when the calculation will reflect all applicable stock options. The fair value of Company options at date of grant was estimated using the Black-Scholes option-pricing model with assumptions for both 1996 and 1997 as follows: risk-free interest rate of 6.0%; dividend yield of 0%; volatility factor of 52%; and a weighted-average expected term of 3 years. The fair value of subsidiary options at date of grant was estimated using the Minimum Value option-pricing model, which is similar to the Black-Scholes model except that it excludes the factor for volatility since there is no public market for the subsidiary shares. The estimated weighted average fair value at grant date for Company options granted during 1996 and 1997 was $1.74 and $7.33 per option, respectively.

  Stock Purchase Plans

     In December 1994, the Company established the 1994 Employee Stock Purchase Plan and a Director Stock Purchase Plan. The employee plan permits substantially all employees to purchase Common Stock through payroll deductions at 85% of the lower of the trading price of the Stock at the beginning or at the end of each six-month offering period. The director plan permits non-employee directors to purchase Common Stock at 100% of the trading price of the Stock on the date a request for purchase is received. In fiscal years 1996 and 1997, 93,112 and 39,129 shares were issued under the two plans for an aggregate of $361,000 and $442,000, respectively. At July 31, 1997, 339,335 shares are reserved for future issuance under these plans.

  Stockholder Rights Plan

     In 1989, the Company adopted a Stockholder Rights Plan, and subsequently distributed one nonvoting Common Stock purchase right ("Right") for each outstanding share of Common Stock. The Rights are not exercisable and will not trade separately from the Common Stock unless a person or group acquires, or makes a tender offer for, 20% or more of the Company's Common Stock. Initially, each Right entitles the registered holder to purchase one-half of a share of Company Common Stock at a price of $16.25 per one-half share, subject to certain anti-dilution adjustments. The Rights expire on June 20, 1999.

     If the Rights become exercisable and certain conditions are met, then each Right not owned by the acquiring person or group will entitle its holder to receive, upon exercise, Company Common Stock having a market value of four times the exercise price of the Right. These provisions will not apply if a majority of the Board of Directors determines that the acquisition or other business combination is in the best interest of the stockholders. In addition, the Company may redeem the Rights at a price of $0.01 per Right, subject to certain restrictions.

                  MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTE 4 -- STOCK PLANS (CONTINUED)
  Deferred Compensation

     In 1996 and 1997, one of the executive officers of the Company was granted shares of the Company's Common Stock subject to certain restrictions. The shares vest over four year periods, and at the respective grant dates, the shares issued in fiscal 1996 had a value of approximately $645,000, while the shares issued in fiscal 1997 had a value of approximately $190,000. Those values, net of accumulated amortization, are shown as deferred compensation in the stockholder's equity section of the Balance Sheet. The deferred compensation is being amortized to expense over the four year vesting periods, and such amortization totaled $40,000 and $173,000 in fiscal 1996 and 1997, respectively.

NOTE 5 -- INCOME TAXES

     Income taxes (credit) are as follows for the years ended July 31:

                                                            1995       1996       1997
                                                            -----     ------     ------
                                                                  (IN THOUSANDS)
        Federal:
          Current.........................................  $(634)    $  128     $   --
          Deferred........................................    604        814         --
                                                            ------    ------     ------
                                                              (30)       942         --
        State:
          Current.........................................   (171)        44         --
          Deferred........................................    216        310         --
                                                            ------    ------     ------
                                                               45        354         --
                                                            ------    ------     ------
                                                            $  15     $1,296     $   --
                                                            ======    ======     ======

                  MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTE 5 -- INCOME TAXES (CONTINUED)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The primary components of the Company's deferred tax assets and liabilities are as follows at July 31:

                                                              1995       1996        1997
                                                             ------     -------     -------
                                                                     (IN THOUSANDS)
    Deferred tax assets:
      Uniform capitalization, contract and inventory-related
         reserves........................................... $  723     $ 1,542     $ 1,465
      Environmental and restructure reserves................    495       1,606       1,195
      Asset write-downs under FASB Statement No. 121........     --       1,062         943
      Accrued vacation......................................    551         506         594
      Allowance for doubtful accounts.......................    217         259         321
      Other.................................................    239         426         313
      NOL carryforwards.....................................    300       2,500       1,800
      Valuation allowance...................................   (300)     (7,015)     (5,814)
                                                             ------     -------     -------
              Total deferred tax assets.....................  2,225         886         817
                                                             ------     -------     -------
    Deferred tax liabilities:
      Tax over book depreciation............................    802         617         656
      Deferred contract income recognition..................    134         108          --
      Other.................................................      4          --          --
                                                             ------     -------     -------
              Total deferred tax liabilities................    940         725         656
                                                             ------     -------     -------
              Net deferred tax assets....................... $1,285     $   161     $   161
                                                             ======     =======     =======

     As the Company cannot carry losses back to prior years, and had a loss in the prior year, a valuation allowance is provided on the net operating loss carryforwards and net deferred income tax assets of the parent company. The valuation allowance at July 31, 1997 includes approximately $700,000 relating to employee stock option and stock purchase plan activity, which upon realization will result in a credit to additional paid-in capital. Income tax expense in fiscal year 1996 was to provide for a valuation allowance on beginning of year net deferred tax assets, and to provide for income tax expense at the PurePulse Technologies subsidiary, which filed a separate tax return for that year.

     As of July 31, 1997, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $4,300,000 and $3,400,000, respectively. The federal loss carryforward expires in fiscal year 2011, while the state loss carryforwards expire in fiscal years 1999 through 2001.

     The effective income tax rate varied from the statutory federal income tax rate as follows:

                                                              1995      1996      1997
                                                              -----     -----     -----
        Statutory federal income tax rate...................   34.0%    (34.0)%    34.0%
        State income taxes, net of federal tax benefit......    7.3      (6.0)      6.0
        Utilization of net operating loss carryforwards.....     --        --     (40.0)
        Amortization of minority interest...................  (41.5)     (1.1)       --
        Valuation allowance and other items.................    3.8      52.6        --
                                                              -----     -----     -----
        Effective income tax rate...........................    3.6%     11.5%       --%
                                                              =====     =====     =====

                  MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTE 6 -- LEASES

     Rental expense amounted to $2,110,000, $1,992,000 and $1,831,000 in fiscal 1995, 1996 and 1997, respectively, and was incurred primarily for building rental. Future minimum rental commitments as of July 31, 1997, are as follows (in thousands):

                1998...............................................  $ 2,126
                1999...............................................    2,063
                2000...............................................    1,827
                2001...............................................    1,587
                2002...............................................    1,117
                Thereafter.........................................    2,672
                                                                     -------
                                                                     $11,392
                                                                     =======

     Certain leases include renewal options for periods ranging from one to twenty-five years and are subject to rental adjustment based on consumer price indices. Substantially all leases provide that the Company pay for property taxes, insurance, and repairs and maintenance.

NOTE 7 -- EMPLOYEE BENEFIT PLAN

     Substantially all employees are eligible to elect coverage under a contributory employee savings plan which provides for Company matching contributions based on one-half of employee contributions up to certain plan limits. The Company's matching contributions under this plan totaled $568,000, $541,000 and $592,000 in fiscal 1995, 1996 and 1997, respectively.

NOTE 8 -- IMPAIRMENT LOSSES, RESTRUCTURING AND OTHER CHARGES

     In fiscal 1996, the Company recorded $14.4 million of pre-tax charges primarily in the second and third quarters. Of this amount, $9.5 million was recorded during the first two quarters, and included asset write-downs due to the adoption of FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, an increase in the valuation allowance against the Company's net deferred income tax assets, the cost, primarily in the form of inventory reserves, of re-positioning the Sierra Capacitor/Filter operation to focus on a new commercial business area, and other operational reserves primarily associated with fixed-price contracts and inventory. The $4.9 million charge in the third quarter resulted primarily from costs associated with management changes and a restructuring of the Company's business units.

     Of the first and second quarter charge, $4.1 million is attributable to the January 1996 adoption of FASB Statement No. 121. Statement 121 requires that the carrying amount of certain long-lived assets be written down if an impairment in value is determined to exist and the assets are not supported by adequate anticipated future cash flows, as defined by the FASB. Upon adoption of Statement 121, the Company recorded impairment losses to reflect the difference between pre-adoption carrying values and the estimated fair values of the assets subject to review, of which approximately $2.6 million was recorded in restated first quarter results as the cumulative effect of a change in accounting principle, and the balance of $1.5 million impacted second quarter results. These assets included primarily facilities and equipment associated with the chemical analytical services group, and certain other equipment not currently in substantive use. The chemical analytical services business was not profitable in fiscal 1996, and the Company began exploring its possible sale during the first quarter of fiscal 1996. The business was sold in June 1996. The estimated fair values of the assets were determined by reference to comparable asset sales, lease values, or estimated discounted future cash flows. The facilities subject to the impairment loss are corporate assets, and the chemistry group

                  MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTE 8 -- IMPAIRMENT LOSSES, RESTRUCTURING AND OTHER CHARGES (CONTINUED)

equipment as well as the majority of the under-utilized equipment subject to impairment are from the Company's Technology Programs and Systems business segment.

NOTE 9 -- ENVIRONMENTAL MATTER

     In 1992, the Company and approximately 40 other potentially responsible parties signed a consent order with the State of California with respect to costs to be incurred at a recycling facility to characterize and remediate hazardous substances. To date, the site has been characterized, and the Company and the other potentially responsible parties have paid substantially all of their respective shares of the costs of such characterization. The estimated cost of monitoring and remediation activities, of which the Company's share is currently estimated at approximately 3.5%, totals approximately $23 million. Approximately $21 million of this amount will consist of maintenance, monitoring and related costs to be incurred over a 25-30 year period. The Company has accrued its share of such estimated costs; on the basis of amounts accrued by the Company, it is management's opinion that any additional liability resulting from this situation will not have a material effect on the Company's financial statements.

NOTE 10 -- BUSINESS SEGMENTS

     For purposes of analyzing and understanding the financial statements, the Company's operations have been classified into the following business segments:

          Power Conversion Products: Includes design, development and manufacture of electrical components and subsystems, including products that capitalize on pulsed power such as ultracapacitors, microbial purification systems, high voltage capacitors and other electrical components and EMI filter capacitors.

          Industrial Computers and Subsystems: Includes design and manufacture of standard, custom and semi-custom industrial computer modules, platforms and fully integrated systems primarily for OEMs.

          Technology Programs and Systems: Includes research and development programs in pulsed power, pulsed power systems design and construction, weapons effects simulation and computer-based analytic services, primarily for the Department of Defense.

          Information Products and Services: Includes design, development and integration of software products and services including job cost accounting and management information systems and other software products including applications for the Internet, as well as wide-area and local-area network and software integration services.

                  MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTE 10 -- BUSINESS SEGMENTS (CONTINUED)

     Business segment financial data for the three years ended July 31 is as follows:

                                                               1995         1996         1997
                                                              -------     --------     --------
                                                                       (IN THOUSANDS)
Sales:
  Power Conversion Products.................................  $15,207     $ 16,448     $ 27,039
  Industrial Computers and Subsystems.......................   23,319       26,131       34,259
  Technology Programs and Systems...........................   31,064       30,198       31,087
  Information Products and Services.........................    5,414        8,134        9,026
                                                              -------     --------     --------
          Consolidated total................................  $75,004     $ 80,911     $101,411
                                                              =======     ========     ========
Operating profit (loss):
  Power Conversion Products.................................  $  (561)    $   (752)    $  2,482
  Industrial Computers and Subsystems.......................    2,287        1,078        2,417
  Technology Programs and Systems...........................    1,550        2,131        1,804
  Information Products and Services.........................   (1,097)      (3,680)      (2,886)
                                                              -------     --------     --------
          Total operating profit (loss).....................    2,179       (1,223)       3,817
  Corporate expenses and revenues...........................   (1,448)      (9,709)         434
  Interest expense..........................................     (315)        (329)        (173)
                                                              -------     --------     --------
          Income (loss) before income taxes, minority
            interest and cumulative effect of change in
            accounting principle............................  $   416     $(11,261)    $  4,078
                                                              =======     ========     ========
Identifiable assets:
  Power Conversion Products.................................  $13,932     $ 11,253     $ 12,299
  Industrial Computers and Subsystems.......................    8,000        9,166       12,167
  Technology Programs and Systems...........................   12,640        7,586        8,298
  Information Products and Services.........................    3,893        3,136        5,920
  Corporate.................................................   13,905        9,583        8,436
                                                              -------     --------     --------
          Consolidated total................................  $52,370     $ 40,724     $ 47,120
                                                              =======     ========     ========
Depreciation and amortization:
  Power Conversion Products.................................  $ 1,138     $    763     $    887
  Industrial Computers and Subsystems.......................      260          316          469
  Technology Programs and Systems...........................    1,563          994          647
  Information Products and Services.........................       61          162          258
  Corporate.................................................      393          272          326
                                                              -------     --------     --------
          Consolidated total................................  $ 3,415     $  2,507     $  2,587
                                                              =======     ========     ========
Capital expenditures:
  Power Conversion Products.................................  $ 1,078     $    670     $  1,768
  Industrial Computers and Subsystems.......................      337          529          992
  Technology Programs and Systems...........................    1,034          240          424
  Information Products and Services.........................      435          482        1,231
  Corporate.................................................       67           55          310
                                                              -------     --------     --------
          Consolidated total................................  $ 2,951     $  1,976     $  4,725
                                                              =======     ========     ========

     Intersegment sales are insignificant. Operating profit (loss) is sales less cost of sales and operating expenses, excluding interest expense and corporate expenses and revenues. Corporate expenses in fiscal 1996

                  MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTE 10 -- BUSINESS SEGMENTS (CONTINUED) include certain restructuring costs and asset writedowns relating to the adoption of FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Identifiable assets by segment include the assets directly identified with those segments. Corporate assets consist primarily of cash and cash equivalents, facilities and land, and, as of July 31, 1997, certain telecommunications, computers and networking equipment of the Company.

     Sales under United States government contracts and subcontracts are primarily in the Technology Programs and Systems business segment, and aggregated $32,120,000, $32,622,000 and $33,526,000, in fiscal 1995, 1996, and
1997, respectively. The portion of such sales to the United States Air Force in fiscal 1997 amounted to 14% of total Company sales in that year. A customer of the Industrial Computers and Subsystems business segment represented 12% of total sales of the Company in fiscal 1997.

     International sales amounted to $7,318,000, $7,555,000 and $12,609,000 in fiscal 1995, 1996, and 1997, respectively, principally to countries in Europe and the Pacific Rim.

NOTE 11 -- SUPPLEMENTARY FINANCIAL INFORMATION

     Inventories and inventoried costs relating to long-term contracts are classified as follows at July 31:

                                                                1996        1997
                                                               -------     -------
                                                                 (IN THOUSANDS)
            Finished goods...................................  $   714     $ 1,793
            Costs under long-term contracts..................      226          --
            Work in process..................................    1,610         882
            Raw materials and purchased parts................    4,258       6,047
                                                               -------     -------
                                                               $ 6,808     $ 8,722
                                                               =======     =======

     Property, plant and equipment consist of the following at July 31:

                                                                1996        1997
                                                               -------     -------
                                                                 (IN THOUSANDS)
            Land and land improvements.......................  $ 3,470     $ 3,470
            Buildings and building improvements..............    7,448       7,581
            Machinery and equipment..........................   23,267      25,939
            Office furniture and equipment...................    7,249       7,861
            Leasehold improvements...........................    3,347       3,462
                                                               -------     -------
                                                                44,781      48,313
            Less allowances for depreciation and
              amortization...................................   30,192      32,113
                                                               -------     -------
                                                                14,589      16,200
            Construction in progress.........................      220         729
                                                               -------     -------
                                                               $14,809     $16,929
                                                               =======     =======

     Accounts payable consist of the following at July 31:

                                                                1996        1997
                                                               -------     -------
                                                                 (IN THOUSANDS)
            Accounts payable and accrued expenses............  $11,618     $10,516
            Environmental reserves...........................    1,620       1,252
            Customer advances................................      993       1,872
                                                               -------     -------
                                                               $14,231     $13,640
                                                               =======     =======

                  MAXWELL TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTE 11 -- SUPPLEMENTARY FINANCIAL INFORMATION (CONTINUED)

     Included in Other-net in fiscal 1995 and 1996 is the amortization into income over a three-year period of amounts contributed by minority stockholders upon the organization of the Company's PurePulse Technologies, Inc. subsidiary over such stockholders' proportionate share of PurePulse Technologies' equity. These amounts were fully amortized at the end of the third quarter of fiscal 1996, and amounted to $508,000 and $379,000 in fiscal 1995 and 1996, respectively. Also included in Other-net is interest income of $358,000, $128,000 and $147,000 in fiscal 1995, 1996 and 1997, respectively.

     Financial instruments which subject the Company to potential concentrations of credit risk consist principally of investments in cash equivalents and accounts receivable. The Company invests its excess cash with major corporate and financial institutions and in United States government backed securities. The Company has established guidelines relative to diversification and maturities to maintain safety and liquidity, and has not experienced any losses on these investments. The Company's accounts receivable result from contracts with the United States government, as well as contract and product sales to non-government customers in various industries. The Company performs ongoing credit evaluations of selected non-government customers and generally requires no collateral.

     Supplemental disclosure of cash flow information consists of the following for the three years ended July 31:

                                                           1995     1996     1997
                                                           ----     ----     -----
                                                               (IN THOUSANDS)
            Cash paid (refunded) for:
              Interest...................................  $315     $329     $ 173
              Income taxes...............................  $(11)    $152     $(831)
            Non-cash activities:
              Issuance of Common Stock in connection with
                 deferred compensation agreement.........  $ --     $645     $ 190

                           MAXWELL TECHNOLOGIES, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   FOR THE 1997 ANNUAL MEETING OF SHAREHOLDERS


The undersigned shareholder of MAXWELL TECHNOLOGIES, INC. hereby appoints Kenneth F. Potashner and Donald M. Roberts and each of them with full power of substitution to each, proxies of the undersigned to represent the undersigned at the 1997 Annual Meeting of Shareholders of MAXWELL TECHNOLOGIES, INC. to be held on January 28, 1998, at 10:00 A.M., local time, at the La Jolla Marriott, 4240 La Jolla Village Drive, La Jolla, California and at any adjournment(s) thereof, with all power, including voting rights, which the undersigned would possess if personally present at said meeting on the matters set forth on the reverse side.

THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE AND FOR PROPOSALS (2) AND (3).

The proxies (or, if only one, then that one proxy) or their substitutes acting at the meeting may exercise all powers hereby conferred.

The undersigned hereby revokes any prior proxy and ratifies and confirms all that the above-named proxies or their substitutes, and each of them, shall lawfully do or cause to be done by virtue hereof.

The undersigned hereby acknowledges receipt of the Notice of the 1997 Annual Meeting of Shareholders and accompanying Proxy Statement dated December __, 1997.


                (Continued and to be signed on the reverse side)

(1) Election of Two Directors of the Company of Class II to serve until the fiscal year 2000 Annual Meeting of Shareholders of Maxwell Technologies, Inc. and until their respective successors are duly elected and qualified.

Lewis J. Colby, Jr. and Mark Rossi

WITHHELD FOR: (To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)




(2) Approval of the Amendment to the Company's 1995 Stock Option Plan increasing the shares thereunder by 750,000 shares.

(3) Approval of the Amendment of the Company's Restated Certificate of Incorporation increasing the authorized number of shares of common stock, $.10 par value, to 40 million.

(5) In their discretion, upon all matters as may properly come before the meeting or any adjournment or adjournments thereof.




                                              ----------------------------------

                                              Please mark, sign, date and return
                                              the proxy card promptly using the
                                              enclosed envelope.

                                              ----------------------------------




Signature(s) ________________________________________ Dated ____________________
IMPORTANT: In signing this Proxy, please sign your name or names in the same way as shown above. When signing as a fiduciary, please give your full title. If shares are registered in the names of two or more persons, each should sign.